Filed Pursuant to Rule 424(b)(5)
Registration No. 333-203945

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated January 5, 2016

Prospectus Supplement

(To Prospectus dated May 7, 2015)

$175,000,000

Common stock

Cempra, Inc. is offering up to $175,000,000 of shares of our common stock, par value $0.001 per share.

Our common stock is listed on The NASDAQ Global Market under the symbol “CEMP.” On January 4, 2016, the last sale price of our common stock as reported on The NASDAQ Global Market was $28.94 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions (1)	$	$

Proceeds to Cempra, before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain FINRA-related expenses. See “Underwriting.”

We have granted the underwriters an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional $26,250,000 of shares of our common stock at the public offering price less the underwriting discount.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-14 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about January     , 2016.

J.P. Morgan	Jefferies

The date of this prospectus is January     , 2016.

“Cempra” and other trademarks or service marks of Cempra appearing in this prospectus supplement and the accompanying prospectus are the property of Cempra. This prospectus supplement and the accompanying prospectus may refer to brand names, trademarks, service marks or trade names of other companies and organizations, and those brand names, trademarks, service marks and trade names are the property of their respective holders.

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About this prospectus supplement

We provide information to you about this offering in two separate documents. This prospectus supplement describes the specific terms of an offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. If the information in this prospectus supplement is inconsistent with the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Neither we, nor any underwriter, has authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” of this prospectus supplement, before investing in our common stock.

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement.

Unless the context otherwise requires, “Cempra,” the “company,” “we,” “us,” “our” and similar names refer to Cempra, Inc. and our subsidiaries.

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Special note regarding forward-looking statements

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated herein and therein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to: the costs, sources of funding, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic partners; the results of studies of our product candidates conducted by others; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our and our strategic partners’ ability to obtain necessary FDA and foreign regulatory approval of our product candidates; our dependence on the success of solithromycin and Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. Please also see the discussion of risks and uncertainties under “Risk Factors” beginning on page S-14 of this prospectus supplement and page 5 of the accompanying prospectus, and in our most recent Annual Report on Form 10-K, as filed with the SEC and which is incorporated herein by reference.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus supplement or the accompanying prospectus or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference herein or therein. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

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Prospectus supplement summary

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” beginning on page S-14 and the financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our company

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated antibiotics for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases, particularly respiratory tract infections and staphylococcal infections. Our lead product, solithromycin (CEM-101), is being developed in oral capsules, intravenous, or IV, and suspension formulations, initially for the treatment of community acquired bacterial pneumonia, or CABP, one of the most serious infections of the respiratory tract.

Despite the many antibiotics available and the size of the market for antibiotics for CABP and other infections, we believe this market has significant critical needs for several reasons. First, the effectiveness of many antibiotics has declined worldwide due to bacterial resistance to the currently available antibiotics. The World Health Organization has stated that antibiotic resistance is one of the greatest health care challenges for the future. Second, many existing antibiotics have known side effects, which limit their use. Third, some antibiotics do not have sufficient potency to adequately fight bacteria. Finally, many of the existing antibiotics used to treat serious infections are difficult or inconvenient to administer, often requiring hospitalization for IV treatment.

Solithromycin is a potent new fourth generation macrolide and the first fluoroketolide in clinical development. As a macrolide, solithromycin has broad use potential against many types of infections and in many patient populations, including pediatrics and pregnancy. Solithromycin’s potency comes from its unique chemical structure, which provides greater ability to fight resistant bacteria. Increasingly, resistance is a major threat to the efficacy of currently available antibiotics, including currently approved macrolides. Solithromycin has excellent organ and tissue distribution and intracellular activity, which allows it to reach bacteria at body sites that other antibiotics may not. Solithromycin is active against most CABP pathogens, including pneumococcal strains resistant to other macrolides. Our pre-clinical and clinical studies to date have demonstrated solithromycin’s efficacy and safety. Solithromycin offers flexibility of dosing, whether IV, oral capsule, or oral suspension which we believe will be attractive to both physicians and patients. These attributes of solithromycin make it a possible treatment for all age groups, including pediatrics.

We have completed two Phase 3 trials for solithromycin which we believe will support our planned new drug application, or NDA, to treat CABP. On January 5, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of solithromycin oral capsules in the treatment of patients with CABP. On October 16, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of IV solithromycin progressing to oral solithromycin in the treatment of patients with CABP. The solithromycin development program was structured through the draft guidance published by and dialogue with the U.S. Food and Drug Administration, or FDA, and also meetings with the FDA. We also have received feedback from several European

Union, or EU, member countries regarding our plan to submit a marketing authorization application, or MAA, to the European Medicines Agency, or EMA.

In August 2015, the FDA granted Fast Track designation for IV and oral solithromycin for CABP. As a result, we intend to submit our NDA on a rolling basis beginning in the first quarter of 2016 as portions of the NDA become ready, rather than waiting for the entire NDA to be completed, which we believe will speed the review time of the NDA. The FDA has designated each of oral and intravenous solithromycin as a Qualified Infectious Disease Product, or QIDP, for the indication of CABP. As a result of the QIDP designation, solithromycin is eligible for priority review by the FDA. Based on these factors, assuming FDA approval, we expect to be able to launch solithromycin for CABP in 2017. We plan to file an application for oral and IV solithromycin for the treatment of CABP with the EMA within three months of the initial NDA filing with the FDA.

Our second product is Taksta, an antibiotic known as fusidic acid, that has been used for decades outside the U.S., including Western Europe, but which has never been approved in the U.S. We are developing Taksta exclusively in the U.S. as an oral treatment of acute bacterial skin and skin structure infections, or ABSSSI, which is frequently caused by methicillin-resistant Staphylococcus aureus, or MRSA, and we are exploring its use for the long-term oral treatment of refractory bone and joint infections, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections. We hope to develop Taksta as an oral treatment with the same efficacy of currently available IV drugs but with the safety and convenience of oral long-term administration. Taksta successfully completed a Phase 2 clinical trial in patients with ABSSSI demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), which is one of two oral antibiotics currently approved for the treatment of MRSA approved by the FDA. In November 2015, we began a Phase 3 trial for the treatment of ABSSSI and expect to begin a refractory bone and joint infection study in early 2016. In October 2013, the FDA granted orphan drug designation for fusidic acid for the treatment of PJI, which confers regulatory and economic benefits in the development process. In December 2013, PJI was classified as a very rare disease by the National Institutes of Health, or NIH. In September 2015, the FDA designated oral tablets of Taksta as a QIDP for the indication of ABSSSI.

Recent developments

On October 16, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of IV solithromycin progressing to oral solithromycin in the treatment of patients with CABP. The trial enrolled globally 863 patients with moderate to moderately severe CABP (pneumonia of PORT Class II, III and IV severity classification). Enrollment of PORT Class II pneumonia patients was limited to 25% of the study population and 25% of the population was PORT IV patients. Patients were randomized to receive either intravenous solithromycin or moxifloxacin at a daily dose of 400 mg once each day for seven days with the ability for the physician to switch to oral solithromycin or oral moxifloxacin, when pre-defined switch criteria were met, to complete the seven day course of therapy. When switching to oral solithromycin, the first day of the switch was a loading dose of 800 mg followed by a 400 mg dose once a day for the remainder of the seven day course. The comparator moxifloxacin did not have a loading dose according to label, and was switched to oral 400 mg moxifloxacin once a day for the remainder of the seven day course of treatment. The primary objective was demonstration of non-inferiority of early clinical response at 72 (-12/+36) hours, as specified by FDA guidance, defined as having improvement in at least two of the following four symptoms (without worsening of any) in the intention-to-treat, or ITT, population: cough, shortness of breath, chest pain and sputum production. The study was designed to provide 90% power to demonstrate non-inferiority in early clinical response rate for solithromycin versus moxifloxacin utilizing a 10% non-inferiority, or NI, margin. Secondary endpoints included the clinical success rate at the short term follow up visit five to 10 days following the last dose of study drug in the ITT and clinically evaluable populations, and a comparison of safety and tolerability of solithromycin compared to moxifloxacin. The pooled mITT population from both the oral and IV trials is also a co-primary end point.

In the IV to oral clinical trial, solithromycin met the endpoint for the FDA. In the ITT population (all randomized patients), solithromycin met the FDA primary objective of statistical NI (10% non-inferiority margin) compared to moxifloxacin at the early clinical response (ECR, 72 (-12/+36)) hours after initiation of therapy). The point estimates for the primary endpoint of early clinical response were 79.3% for solithromycin and 79.7% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -6.1% and 5.2%, respectively.

Solithromycin also met the primary objective of statistical NI compared to moxifloxacin at the ECR in the mITT population (those patients with an etiologic diagnosis of the cause of CABP) from the pooled data from both Phase 3 studies. The point estimates were 77.2% for solithromycin and 78.9% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -7.4% and 4.2%.

Solithromycin also met the secondary endpoint of NI compared to moxifloxacin in the mITT population at the ECR time point from the IV to oral trial alone. The point estimates for this endpoint were 80.3% for solithromycin and 79.1% for moxifloxacin with lower and upper bounds of the 95% confidence interval for the treatment difference of -8.1% and 10.6%.

Additional secondary endpoints evaluated solithromycin at the short term follow up visit (SFU) five to 10 days after therapy in both the ITT and clinically evaluable, or CE, populations. Clinical success rates as determined by investigators at the SFU visit were high for both the solithromycin and moxifloxacin groups in the ITT population with point estimates of 84.6% and 88.6%, respectively. Clinical success rates were also high in the CE-SFU population for both the solithromycin and moxifloxacin groups, with point estimates of 86.4% and 92.8%, respectively. This CE outcome was skewed in favor of moxifloxacin by a blinded drug distribution delay which led to discontinuation of study drug, not related to safety or efficacy, in solithromycin patients only. Censoring these five patients, all of which fell on the solithromycin side, results in point estimates for CE population success at the SFU visit of 87.6% for solithromycin patients.

The primary endpoint for the EMA was NI in the ITT-SFU and the CE-SFU populations limited to patients with PORT III/IV CABP at the SFU time point assessment of clinical success. Solithromycin was non-inferior to moxifloxacin in the ITT-SFU population. As well, solithromycin would be NI to moxifloxacin in the CE-SFU population, after censoring those patients from the CE population who had early discontinuation of blinded study drug due to supply issues.

In the IV to oral solithromycin clinical trial, serious adverse events, or SAEs, occurred with comparable frequency in both arms (<7% of patients) and only three SAEs (two solithromycin, one moxifloxacin) were considered study drug related, all of which were allergic reactions and occurred during the first IV dose. The mean (median) duration of IV therapy was similar between treatment arms, with 3.7 days (3 days) for solithromycin recipients and 4.0 days (3 days) for moxifloxacin recipients, with comparable numbers of patients receiving the total 7 days of study drug in both study groups. The most frequently reported adverse events for solithromycin were infusion-related events, a well-known class effect of intravenous macrolide antibiotics, which occurred in 31.0% of solithromycin recipients and 4.5% of moxifloxacin recipients, the majority (over 80%) of which were mild and well tolerated. Study discontinuation due to infusion-related events occurred in

10 patients who received solithromycin and one patient who received moxifloxacin. Non-infusion related adverse events leading to study drug discontinuation occurred in 3.5% of solithromycin patients and 3.6% of moxifloxacin patients. Cardiac adverse events (0.9% moxifloxacin, 0.5% solithromycin) and allergic and cutaneous events (1.2% moxifloxacin, 0.7% solithromycin) were the most common reasons for discontinuation of moxifloxacin.

Non-infusion related adverse events occurred with similar frequency between treatment arms, with the most frequently reported being diarrhea (4.4%, versus 5.9% with moxifloxacin), headache (3.5%, versus 4.2% incidence with moxifloxacin), nausea (3.2%, versus 1.6% with moxifloxacin), hypokalemia (2.5% versus 2.1% with moxifloxacin), dizziness (2.5% versus 1.2% with moxifloxacin), insomnia (2.1% versus 1.2% with moxifloxacin), and hypertension (1.4% versus 2.3% with moxifloxacin). No other treatment emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile associated diarrhea was diagnosed in one moxifloxacin recipient. Asymptomatic, reversible ALT elevation, a well-known class effect of macrolides, was observed in both treatment arms. Grade 3 ALT elevation (>3-8xULN) occurred in 3.4% of moxifloxacin patients and 8.3% of solithromycin patients and Grade 4 ALT elevation (> 8xULN) occurred in 0.5% of moxifloxacin patients and 0.7% of solithromycin patients. The ALT elevations observed on the solithromycin arm generally peaked at Day 4 and declined with continued dosing through Day 7. One patient who received moxifloxacin had treatment emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria. One solithromycin patient met Hy’s Law criteria at baseline prior to exposure to solithromycin, but improved over the 7 day course of treatment. There were no concomitant ALT and bilirubin increases related to solithromycin administration and therefore no Hy’s Law criteria was met for hepatotoxicity.

Earlier Phase 1 clinical studies indicated that solithromycin may increase heart rates in healthy volunteers. For patients presenting with CABP (typically, with some combination of older age, fever, hypoxia, anemia and anxiety), the central tendency for heart rate response in solithromycin recipients is a decline over time coinciding with clinical improvement in cardiopulmonary status on therapy. In the oral Phase 3 trial, mean heart rate declined by 9, 8 and 12.7 beats per minute, or bpm, among solithromycin recipients at Days 2, 4, and 5 of therapy, versus mean declines of 13.9, 14, and 20 bpm among moxifloxacin recipients. In the IV to oral Phase 3 trial, with most patients treated as inpatients, a larger and more robust set of heart rate data was captured. The mean heart rate declines were nearly identical (less than 2 bpm) between treatment arms, declining by 5.5, 8.3, 10.6, 11.5, 12.7 bpm among solithromycin recipients at Day 1 (4 hours post-infusion), Day 2, Day 3, Day 4, and Day 7 (+2 days), versus mean declines of 5.7, 8.3, 11.1, 13.3, 14.5 bpm among moxifloxacin recipients.

Our product candidates

Solithromycin (CEM-101)

Solithromycin is a potent new fourth generation macrolide, the first fluoroketolide, that we are developing in oral capsule, IV and suspension formulations (for pediatric use) for the treatment of respiratory tract infections, including CABP, which is one of the most common serious infectious diseases of the respiratory tract and the primary cause of death from an infection, and bacterial urethritis, including gonorrhea, the second most common reportable infectious disease in the world. Solithromycin is differentiated from other antibiotics because of its broad therapeutic potential and the right spectrum of activity to target pathogenic bacteria. Broad therapeutic potential means a drug that can be used in the treatment of several disease indications, in this case, such as bacterial pneumonia, chronic obstructive pulmonary disease, or COPD, cystic fibrosis, other respiratory tract infections, infections in children, bacterial urethritis, Helicobacter gastritis, eye infections, infections in pregnancy, and others. Targeting the bacteria responsible for CABP and other respiratory infections without causing major effects on the intestinal microflora is a benefit of the macrolide class.

Macrolides, as a class, have been used broadly for treating respiratory and other infections in adults and children because of their excellent safety and efficacy profile. However, resistance to the older macrolides, like azithromycin (Zithromax, Z-Pak), is increasingly common, and is as high as 48% in the U.S. and 95% in some parts of Asia, leading to the use of potent respiratory fluoroquinolones such as levofloxacin and moxifloxacin which have broad spectrum activity and also are associated with unacceptable side effects for the CABP indication. A new macrolide which is active against resistant strains, while maintaining the safety of older macrolides, is needed. Solithromycin has the potency and spectrum to characterize it as a fourth generation macrolide. Solithromycin owes its potency to its unique chemical structure that interacts with the bacterial ribosomes in three regions while earlier generation macrolides bind in only one or two sites on the ribosome. Therefore, bacteria must mutate at three sites on the ribosome to become resistant to solithromycin. To date, we have seen no pneumococcal resistance to solithromycin in our clinical trials, and resistance was rare in our pre-clinical studies.

Macrolide use for serious infections has generally been replaced by fluoroquinolones, despite this class having a less desirable safety and tolerability profile than macrolides. A current oral standard of care for CABP is levofloxacin or moxifloxacin, which are fluoroquinolones. As with respiratory tract pathogens, the gonococcus bacterium has become resistant to macrolides, including azithromycin, a widely used macrolide, and other classes of oral antibiotics. Solithromycin could be used in monotherapy to treat CABP and also gonorrhea, chlamydia and mycoplasma infections. We believe solithromycin, with its unique chemical structure, retains and improves on the beneficial features of macrolides and can overcome the shortcomings of existing therapies.

We have undertaken two pivotal Phase 3 trials for solithromycin to treat CABP. The first was a Phase 3 trial for oral solithromycin, which was designed based on FDA guidance documents and comments from the FDA, which we initiated in December 2012 and for which we announced positive topline results on January 5, 2015. In December 2013, we began the second Phase 3 trial to treat CABP with IV solithromycin progressing to oral solithromycin, for which we announced positive topline results on October 16, 2015 (see further discussion in the section above titled “Recent Developments”). Based on the FDA draft guidelines and our discussions with the FDA we believe that these two Phase 3 trials will be sufficient to support our planned NDA for solithromycin to treat CABP. These trials are randomized, double-blinded studies using a respiratory fluoroquinolone, moxifloxacin (Avelox), for which we had to show non-inferiority for efficacy and acceptable safety and tolerability. Moxifloxacin was selected as the comparator because it is administered at the same dose, 400 mg once a day worldwide, while levofloxacin, the respiratory fluoroquinolone used in our Phase 2 trial, is used at 750 mg once daily in the U.S. and 500 mg twice daily in the rest of the world. Being a global study, the same dose was required to be used in our Phase 3 trials. Non-inferiority for efficacy means solithromycin will have to prove it is statistically as effective as a comparator drug within a pre-defined margin.

On January 5, 2015, we announced positive topline results from our global, pivotal Phase 3 clinical trial of solithromycin oral capsules in the treatment of patients with CABP. In the intent-to-treat, or ITT, population (which was all randomized patients), solithromycin met the primary objective of statistical non-inferiority (10% non-inferiority margin) of the early clinical response at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up, or SFU, visit, 5-10 days after the end of therapy, both in the ITT and clinically evaluable populations. The point estimates for the primary endpoint of early clinical response were 78.2% for solithromycin and 77.9% for moxifloxacin. The 95% confidence interval for the treatment difference had lower and upper bounds of -5.5% and 6.1%, respectively. The results were similar in the combined total patient population, however, initial sub-groups analysis by age, indicate that the difference in efficacy point estimates became larger with increases in patient age and favored solithromycin in the ITT early clinical response groups. The results for the secondary efficacy endpoints supported results from the primary endpoint.

Solithromycin’s spectrum of activity includes most of the pathogens involved in CABP and has demonstrated potent activity in vitro in animal models of infection and in our Phase 2 trial using solithromycin to treat CABP in monotherapy, our Phase 3 trial for oral solithromycin as a treatment for CABP, and our recently completed Phase 3 trial to treat CABP with IV solithromycin progressing to oral solithromycin. Solithromycin is intended for both intravenous and oral administration, to allow patients started on IV therapy to be switched to oral therapy when appropriate, which could lead to early discharge from the hospital. The FDA has designated each of oral and intravenous solithromycin as a QIDP for the indication of CABP. The QIDP designation is expected to enable us to benefit from certain incentives for the development of new antibiotics, including priority review, and a five-year extension of NCE exclusivity.

The second indication we are pursuing for solithromycin is uncomplicated urethritis, or gonorrhea. We expect to submit the results of this study in a supplemental NDA after FDA approval for CABP, should it be received. Given the high prevalence of gonorrhea in this country and increasing resistance of the pathogen to recommended antibiotics, the FDA has designated oral solithromycin as a QIDP for the treatment of uncomplicated gonococcal infections. The current standard of treatment for bacterial urethritis/gonorrhea requires combination therapy including both an intramuscular injection of ceftriaxone and oral azithromycin (1000 mg). There is no oral formulation of ceftriaxone. Gonococcal resistance to azithromycin is now too high to allow it to be used in monotherapy for the oral treatment of gonorrhea. Until recently, oral cefixime (Suprax) had been recommended as an alternative for treatment of patients as well as for treatment of their potentially infected partners. However, as of August 2012, the Centers for Disease Control, or CDC, no longer recommends cefixime for the treatment of gonorrhea, which leaves no oral treatment option. In our Phase 2 open-label study completed in 2013 in men and women with suspected gonococcal infection, microbiological eradication of gonococci was achieved in 100% of all evaluable patients at all body sites. In August of 2014, we initiated a Phase 3 clinical trial, called Solitaire-U, of a single 1000 mg dose of oral solithromycin in patients with uncomplicated gonorrhea and chlamydia infections compared with intramuscular ceftriaxone plus oral azithromycin. We recently completed our original planned 250 evaluable patient enrollment, with patients from two sites in Australia and one in the U.S. The majority of enrolled patients were men who have sex with men. To achieve greater balance in the study population, a protocol amendment has been submitted to the FDA which allows for enrollment of additional women and adolescents, up to 60 in all, into the study. In December 2015, the National Institute of Allergy and Infectious Disease, or NIAID, agreed to fund this expansion of the trial. We expect enrollment to continue past the end of 2015.

In May 2013, we entered into an agreement with the Biomedical Advanced Research Development Authority of the U.S. Department of Health and Human Services, or BARDA, for the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia. BARDA is funding the development of solithromycin suspension formulation for pediatric use in CABP. This is the first new antibiotic being developed as a suspension for pediatric use in over 20 years. The pediatric study plan was submitted and accepted by the FDA and a pediatric investigation plan has been accepted by the EMA. There is an urgent need for a new oral and intravenous antibiotic for use in pediatric infections. An ongoing Phase 1b study is enrolling 64-96 pediatric patients aged newborn to 17 years with suspected or confirmed bacterial infections. The study is open label and the primary endpoint will be to determine safety and pharmacokinetics in the pediatric population. Ongoing with this program, and included in the BARDA funding, is the optimization of the commercial pediatric suspension product for which we have finalized the Phase 2/3 protocol for the pivotal global pediatric study that is expected to begin in the first quarter of 2016.

BARDA also funded studies in non-human primates to test the efficacy of solithromycin in treating bioterror pathogens such as tularemia and anthrax. Successful pilot studies were conducted in 2014 with inhalation exposure in non-human primates in which it was demonstrated that solithromycin was effective in treating both of these infections.

Infections in pregnancy are difficult to treat because of the nature of the infecting pathogens, such as Group B beta hemolytic streptococci and Ureaplasma. These infections can cause sepsis and also preterm birth. All pregnant women are screened for Group B beta hemolytic streptococci infections and, if not penicillin-allergic, can be treated with penicillin successfully. In penicillin-allergic patients there is no viable option today because of resistance to azithromycin. In patients infected with ureaplasma, penicillin is not effective and azithromycin has been the drug of choice. Recently resistance to azithromycin has increased and there is no optimal treatment option for these infections. In addition, drugs that penetrate the amniotic fluid and placenta in sufficient levels are important to fight infection and azithromycin has low penetration, which decreases its efficacy in treating the infection. Consequently, there is a need for a safe and effective antibiotic that can be administered maternally but reach effective concentrations in fetal blood so that the infection at these sites can be effectively treated. Therefore, pregnant women could be an additional patient population for solithromycin. BARDA funded a segment 3 toxicology study that was completed successfully and these results could allow solithromycin to be tested in pregnancy.

We have global rights (other than the Association of South East Asian Nations, or ASEAN, countries, which are Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam) to solithromycin. We have licensed solithromycin to Toyama Chemical Co., Ltd., or Toyama, for development and commercialization in Japan while retaining the rights to the rest of the world. Toyama successfully completed a Phase 1 trial in healthy Japanese volunteers and also a Phase 1 trial to measure solithromycin levels in the upper respiratory tract. Toyama is enrolling patients in a Phase 2 trial in CABP after having met with the Japanese regulators in August 2014. Toyama and we are sharing the results of our respective development activities.

Taksta

Taksta is an antibiotic that we are developing exclusively in the U.S. for ABSSSI and we are exploring its use for the long term oral treatment for refractory bone and joint infections, including prosthetic joint infections as well as skin and skin structure infections which are frequently caused by staphylococci, including S. aureus, MRSA, coagulase negative staphylococci and other Gram-positive bacteria. Taksta is a novel and proprietary dosing regimen of fusidic acid, which is an approved antibiotic that has been sold by Leo Laboratories, Ltd. primarily for staphylococcal infections, including skin, soft tissue and bone infections, for several decades in Europe and other locations outside the U.S. and has a long-established safety and efficacy profile. Fusidic acid, however, has never been approved for use in the U.S.

We believe Taksta has the potential to be used in hospital and community settings on both a short-term and chronic basis. Since bone and joint infections are primarily treated with a combination of IV and oral drugs, we believe that Taksta would enable out-patient treatment of many patients who would otherwise require hospitalization and/or intravenous therapy, which we also believe would provide pharmacoeconomic advantages, be well received by doctors and be more convenient for patients.

In May 2013, we were issued a patent for our proprietary dosing regimen which has been shown with pharmacodynamics experiments to limit resistance development. Further, fusidic acid is eligible for market exclusivity under the Drug Price Competition and Patent Term Restoration Act, also known as the Hatch-Waxman Act. In October 2013, the FDA designated Taksta as an orphan drug for the treatment of prosthetic joint infections, which will provide seven years of market exclusivity if Taksta is approved by the FDA for such treatment. We will work to have orphan drug designation granted for Taksta for refractory bone and joint infections, which would provide the same additional two years of market exclusivity if Taksta is approved by the FDA for such treatment. In December 2013, PJI was classified as a very rare disease by the NIH.

In 2010, we successfully completed a Phase 2 clinical trial with Taksta in ABSSSI patients. In this trial, the Taksta loading dose regimen demonstrated efficacy, safety and tolerability that was comparable to linezolid, the only FDA-approved oral treatment for MRSA. Like ABSSSI, bone and joint infections, including prosthetic joint infections, are often caused by staphylococci, including MRSA. In December 2012, we initiated a Phase 2 trial of Taksta for treatment of primarily stapylococcal infections of infected prosthetic joint infections, hip and knee joints. Based on the results of the 14 patients enrolled in this study, we concluded that the fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics.

In December 2014, we met with the FDA to review the study design and dosing of the pivotal Phase 3 trial in PJI patients who have failed in therapy and cannot tolerate another surgery. Based on that meeting and subsequent discussions with the FDA, our plan involves testing Taksta for long-term suppressive therapy of refractory bone and joint infections, including PJI, in a single arm trial. Also based on FDA discussions, we plan to conduct a Phase 3 trial for the treatment of ABSSSI. The ABSSSI trial was initiated in November 2015 and the refractory bone and joint study is expected to begin in early 2016. At the completion of the ABSSSI trial and the refractory bone and joint infection study, we will discuss with the FDA to determine if we have adequate data to support approval for both indications or if a second ABSSSI study is needed. The need for additional trials may be negated if Congress passes the 21st Century Cures Act, which contains a limited population antibacterial drug approval pathway designed to streamline the approval process for approval of rare diseases.

Our earlier stage pipeline programs

Our earlier stage programs include developing other uses for solithromycin and Taksta, as well as the development of analogs from our macrolide platform for non-infectious disease programs.

Solithromycin.    We plan to evaluate the effects of solithromycin in a proof-of-principle study in patients with NASH. NASH is a progressive form of non-alcoholic fatty liver disease, or NAFLD, where accumulation of excessive fat (steatosis) coexists with liver cell injury, inflammation and fibrosis, which eventually leads to cirrhosis and hepatocellular carcinoma. To date, no single therapy has been approved for treating NAFLD/NASH. Solithromycin is well tolerated in patients with mild to severe hepatic impairment and no significant differences in safety, compared to healthy controls, are noted. Solithromycin has been demonstrated to have potent anti-inflammatory properties in addition to its antibacterial properties; as a result, we evaluated solithromycin in a diabetic mouse model of NASH-HCC to investigate its potential effects on this liver disease, and in the study solithromycin demonstrated potential anti-NASH and anti-hyperglycemic effects. In September 2015, we initiated an exploratory single arm Phase 2 trial for solithromycin to test its anti-inflammatory effects in patients with NASH for which we expect to complete enrollment by the end of 2016.

Older macrolides, because of their anti-inflammatory properties, are used to treat COPD to lower the dose of steroids. Solithromycin has demonstrated anti-inflammatory properties and in September 2015, we initiated a Phase 2 trial in COPD patients to test its anti-inflammatory capabilities for which we expect to complete enrollment by the end of 2016.

In the future we may pursue secondary indications for solithromycin to treat other respiratory tract infections such as pharyngitis, chronic bronchitis, as well as other infectious diseases such as infections in cystic fibrosis patients, otitis media (middle ear infection), Helicobacter gastritis, malaria, tuberculosis, and eye infections. An ophthalmic solution has been made that we are currently testing in in vitro and animal models. Solithromycin has also been demonstrated to have in vitro activity against enterococci, including vancomycin-resistant enterococci.

Other research programs.     Shortly after our inception, we entered into a collaborative research and development and license agreement with Optimer Pharmaceuticals, Inc., or Optimer, which was acquired by Cubist Pharmaceuticals, Inc. in October 2013, which was in turn acquired by Merck in January 2015. The license agreement gives us exclusive access to a library of over 500 macrolide compounds, which we have further expanded through our own discovery efforts. Macrolides are complex structures which can be chemically modified to eliminate their antibacterial activities. We have developed our own proprietary macrolide compounds which we intend to use to develop drugs with no antibiotic effect and replace use of older macrolides in inflammatory conditions and other indications such as diabetic gastroparesis. Several compounds have been identified through our screening programs that could potentially address therapeutic needs in the areas of inflammation, diabetic gastroparesis and cancer.

We are conducting early drug discovery studies for the use of macrolides in treating diabetic gastroparesis, which is related to a lack of neural response in the gastrointestinal tract of diabetic patients, and gastroesophageal reflux disease, or GERD, both likely to be helped by addressing motilin function. Motilin is a naturally occurring peptide that causes the stomach to contract to initiate the migratory motor complex that empties the stomach. Erythromycin and related antibiotics have known activity as motilin agonists. Through our discovery program, we have identified compounds that are active in the motilin receptor binding assay, as well as in rabbit duodenal strip contraction assays. These compounds are being optimized chemically for pharmacokinetic properties and oral bioavailability.

Our commercialization strategy

We will pursue commercialization strategies intended to maximize the value of each product. We plan to develop our product candidates through late-stage clinical studies and, assuming approval, either sell our products directly through our own sales force, which we would need to assemble, or through partnerships, which we would need to negotiate with pharmaceutical companies with strong commercialization capabilities. If solithromycin is approved for CABP, we plan to commercialize it ourselves in the U.S. and find a commercial partner in Europe and other regions. We may pursue this same approach for any other approved products.

Solithromycin.    We plan to sell solithromycin in the U.S. through our own specialty sales and marketing teams that will focus on the continuum of care for CABP focused in the outpatient setting primarily on emergency rooms, urgent care centers, outpatient clinics and other high CABP antibiotic prescribing physician offices and in the hospital focused primarily on key academic medical centers and teaching hospitals with significant influence in a given geography. During 2015, we have been engaged in activities related to the planned commercial launch of solithromycin as a treatment for CABP in the U.S. Currently, we expect to build an antibiotic specialty sales force of between 200 and 300 representatives to be able to address the high prescribing centers we have identified as our primary target. According to data we have generated, these high prescribers represent approximately 4% of the prescribers writing prescriptions for azithromycin and levofloxacin to treat CABP, and are responsible for approximately 40% of such prescriptions annually. Our market data also shows that approximately 80% of CABP retail prescriptions are for either azithromycin or levofloxacin. Currently, we expect pricing of solithromycin to be in the hundreds of dollars, similar to pricing used in previous antibiotics that were widely adopted in the outpatient setting.

We believe solithromycin represents an attractive commercialization opportunity outside the U.S. and we plan to seek commercial partners in selected regions as appropriate. To that end, in May 2013, we entered into a license agreement with Toyama whereby we licensed to Toyama the exclusive right to make, use and sell any product in Japan that incorporates solithromycin as its sole ingredient, or API, for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Under this agreement, Toyama is to initiate certain clinical trials, obtain regulatory approval and launch and commercialize approved licensed products in Japan. While we licensed the rights to solithromycin in Japan to Toyama, we retain the rights to make and sell it elsewhere in the world.

Taksta.    The initial market for Taksta is intended to be in the treatment of ABSSSI and possibly refractory bone and joint infections, including prosthetic joint infections. Patients with ABSSSI, bone and joint infections and prosthetic joint infections are generally admitted to the hospital to begin antibiotic treatment. Patients are administered intravenous antibiotics for several weeks with few or no options for switching to oral antibiotics. Both markets could also be addressed by the same sales force we plan to build to sell solithromycin.

Estimated cash expenditures.    During the fourth quarter of 2015, we completed the second of two pivotal clinical trials for solithromycin for the treatment of CABP and expect to begin our rolling submission to the FDA of the NDA for solithromycin for the treatment of CABP in the first quarter of 2016. In light of these milestones, during the fourth quarter of 2015 we engaged, and throughout 2016 we now expect to engage, in certain additional clinical and commercial activities, and accelerate others, including building inventory of solithromycin in preparation for commercial launch in the U.S. (which prior to approval will be expensed as research and development expense in accordance with GAAP) and supporting certain investigator-led studies of solithromycin in additional indications. In addition, we expect that in the second half of 2016 we will begin to engage in additional sales and marketing preparation activities focused on solithromycin for the treatment of CABP, including hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force.

Based on our current assumptions, including, without limitation, the activities and initiatives described above, our research and development expense in the fourth quarter of 2015 is estimated to have been, and our research and development expense in the first quarter of 2016 is expected to be, meaningfully higher than our research and development expense in the third quarter of 2015, after which we expect it will decline to a level similar to research and development expense in the third quarter of 2015, excluding the potential payment of any milestones tied to FDA approval. We also expect that our selling, general and administrative expenses will increase beginning in the first quarter of 2016 and, based on our current assumptions, will increase significantly in the second half of 2016 following the completion of the NDA submission for solithromycin for CABP.

Based upon preliminary estimates, we expect to have had approximately $154 million of cash and cash equivalents as of December 31, 2015. The estimate of our cash and cash equivalents as of December 31, 2015 is based upon internal reporting and expectations and is preliminary and unaudited. We have not completed our normal year-end procedures as of December 31, 2015, and there can be no assurance that our final results will not differ from this estimate. Any such changes could be material. In addition, during the course of the preparation of our audited consolidated financial statements and related notes as of and for the year ended December 31, 2015, we may identify items that would require us to make material adjustments to this estimated financial information. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. Based on our current assumptions, we expect that our cash and equivalents, including the proceeds of this offering (but assuming no exercise by the underwriters of their option to purchase additional shares), will enable us to fund our operating expenses and capital expenditure into the fourth quarter of 2017, including the completion of the NDA submission for solithromycin for CABP, the completion of our Phase 3 trial for solithromycin for the treatment of gonorrhea, initial pre-launch commercial readiness activities for solithromycin, and the cost of preparing for commercial launch and launching solithromycin in the U.S. We have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Due to the numerous risks and uncertainties associated with the development and successful commercialization of solithromycin for CABP and other indications and our other product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures necessary to complete the development and commercialization of solithromycin for CABP and other indications or our other product candidates.

Corporate information

We were formed as Cempra Holdings, LLC, a limited liability company under the laws of the State of Delaware, on May 16, 2008. Cempra Holdings, LLC was formed in connection with a reorganization whereby the stockholders of Cempra Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware on November 18, 2005, exchanged their shares of Cempra Pharmaceuticals, Inc. stock for shares of Cempra Holdings, LLC, pursuant to a merger of a subsidiary of Cempra Holdings, LLC with and into Cempra Pharmaceuticals, Inc., as a result of which Cempra Pharmaceuticals, Inc. became a wholly owned subsidiary of Cempra Holdings, LLC. On January 29, 2012, we effected a 1-for-9.5 reverse stock split of all of our common and preferred shares. All share and per share amounts referred to in this prospectus supplement have been adjusted to reflect the effect of the 1-for-9.5 reverse stock split. On February 2, 2012, Cempra Holdings, LLC converted from a Delaware limited liability company to a Delaware corporation and was renamed Cempra, Inc. We effected the reverse stock split and the corporate conversion in conjunction with our initial public offering, or IPO, which closed on February 8, 2012.

We have two subsidiaries, Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc. Other than cash and the stock in these subsidiaries, Cempra, Inc. holds no material assets.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

Implications of no longer being an emerging growth company

Prior to December 31, 2015, we qualified as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we could take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among others:

•

only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We could take advantage of these exemptions for up to five years from February 8, 2012 or such earlier time that we are no longer an emerging growth company. On January 1, 2016, we ceased to be an emerging growth company because we had more than $700 million in market value of our stock held by non-affiliates as June 30, 2015. We have taken advantage of certain reduced reporting burdens in this prospectus supplement and accompanying prospectus and in documents incorporated by reference herein and therein. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The offering

Issuer	Cempra, Inc.

Common stock offered by us	$175,000,000 of shares of common stock.

Option to purchase additional shares	We have granted the underwriters an option for a period of 30 days to purchase up to $26,250,000 of additional shares of common stock.

Common stock to be outstanding immediately after this offering	shares, which is based on an aggregate offering of $175,000,000 of our common stock at the public offering price of $ per share, or shares if the underwriters exercise in full their option to purchase an additional $26,250,000 of shares of common stock.

Use of proceeds	We intend to use the net proceeds from this offering to fund the U.S. launch of solithromycin for CABP, including building inventory of solithromycin, hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force, and to fund our research and development activities, including continued clinical and regulatory development of solithromycin in gonorrhea and in certain other investigator-led studies as well as Taksta in ABSSSI and refractory bone and joint infections, working capital and general corporate and administrative expenses. See “Use of Proceeds” on page S-51.

Risk factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page S-14 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our securities.

NASDAQ Global Market Symbol	“CEMP”

The number of shares of our common stock to be outstanding immediately after this offering is based on 43,966,077 shares outstanding as of September 30, 2015, and does not include, as of that date:

•	519,976 shares of common stock issuable upon the exercise of outstanding options under our Sixth Amended and Restated 2006 Stock Plan;

•	2,839,605 shares of common stock issuable upon the exercise of outstanding options under our 2011 Equity Incentive Plan;

•	2,255,195 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

•	94,912 shares of common stock issuable upon the exercise of warrants issued in August 2011 having an exercise price of $6.00 per share.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase up to an additional $26,250,000 of shares of our common stock.

Risk factors

Investing in our common stock involves risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Special Note Regarding Forward-Looking Statements.”

Risks related to our business

We are heavily dependent on the success of solithromycin and, to a lesser extent, Taksta, which are still under clinical development. The FDA and foreign regulatory approval process is lengthy, time consuming and inherently unpredictable and if we are ultimately unable to obtain regulatory approval for solithromycin or Taksta our business will be substantially harmed.

We have no products that have been approved for sale. Our near-term prospects are substantially dependent on our ability to develop and commercialize solithromycin and, to a lesser extent, Taksta. We cannot commercialize, market, or sell either product in the U.S. without FDA approval. FDA approval, if received, is at least one year away. To commercialize solithromycin outside of the U.S., we would need applicable foreign regulatory approval. The clinical development of solithromycin and Taksta is susceptible to the risk of failure inherent in any stage of drug development, including failure to achieve efficacy across a broad population of patients, the occurrence of severe adverse events and the FDA or any applicable foreign regulatory authority determining that a drug product is not approvable.

The process required to obtain approval for commercialization from the FDA and similar foreign authorities is unpredictable, and typically takes many years following the commencement of clinical trials depending on numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to obtain regulatory approval may change during the course of a product’s clinical development. We may fail to obtain regulatory approval for solithromycin, Taksta or any other product candidates for many reasons, including the following:

•	we may not be able to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•

the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval, and/or the FDA may require additional, expensive trials;

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may not be able to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•

we may not be able to demonstrate that a product candidate is non-inferior or superior to the current standard of care, future competitive therapies in development, or over placebo in any indications for which the FDA requires a placebo-controlled trial;

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the data collected from clinical trials of any product candidates that we develop may not be sufficient to support the submission of a new drug application, or NDA, or other submission or to obtain regulatory approval in the U.S. or elsewhere;

•

while we have a pathway for solithromycin as a treatment for CABP based on an end of Phase 2 meeting, there can be no assurance that the FDA will not change its position and require additional trials based on results;

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from pre-clinical studies or clinical trials;

•	the FDA or comparable foreign regulatory authorities may not accept data generated at our clinical trial sites;

•	the FDA or comparable foreign regulatory authorities may fail to approve the clinical practices of the third-party clinical research organizations, or CROs, we use for clinical trials; and

•

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we or our collaborators enter into agreements for clinical and commercial supplies.

This lengthy approval process as well as the unpredictability of future clinical trial results may prevent us from obtaining regulatory approval to market solithromycin, Taksta or any future product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive, can take many years to complete and its outcome is highly uncertain. Failure can occur at any time during the clinical trial process due to inadequate performance of a drug or inadequate adherence by patients or investigators to clinical trial protocols. Pursuant to FDA guidelines, new drugs must show non-inferiority or superiority to existing approved treatments. We have conducted our solithromycin for CABP clinical trials pursuant to proposed guidelines published by the FDA in 2011 for drugs being developed for the treatment of CABP (these guidelines were revised in 2014, which would materially alter our planned clinical development). We believe we have completed all the clinical trials necessary to support the NDA for solithromycin for CABP and have a sufficient database of both efficacy and safety. However, the FDA may disagree with our assessment and may require additional clinical data to support approval. Any additional trials, for whatever reason, would add to the time and cost of solithromycin’s development.

In addition, the results of pre-clinical studies and early clinical trials of product candidates may not be predictive of the results of later-stage clinical trials. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience than us, have suffered significant setbacks in Phase 2 and Phase 3 clinical trials despite achieving successful results in earlier stage trials. The failure to obtain positive results in any of our Phase 2 or Phase 3 clinical trials could seriously impair the development prospects, and even prevent regulatory approval, of solithromycin or Taksta or any candidate in our existing proprietary macrolide library.

Further, regulatory approvals in foreign countries are subject to risks associated with different regulatory requirements, including clinical trial guidance, and regulatory schemes, including, for example, multiple country regulation within the European Union. As a result, clinical trial results and other regulatory processes undertaken by us within the U.S. may not be accepted in foreign countries, which would add to the cost and time to develop our product candidates in foreign countries.

We have no experience as a company in bringing a drug to regulatory approval.

As a company, we have never obtained regulatory approval for, or commercialized, a drug. It is possible that the FDA may refuse to accept any or all of our planned NDAs for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval of solithromycin, Taksta or any future product candidates. If the FDA does not accept or approve any or all of our planned NDAs, it may require that we conduct additional clinical, pre-clinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing solithromycin or Taksta, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit. If any of these outcomes occur, we may be forced to abandon our planned NDAs for either solithromycin or Taksta or both, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for any approval in a foreign jurisdiction.

Our estimates of the market for and commercialization of solithromycin as a treatment for CABP or for any other product candidate may be inaccurate or vary significantly over the potential market size.

The potential market opportunities for solithromycin and any other product candidate are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our product candidates could be smaller than our estimates of the potential market opportunities.

In addition, our estimates regarding the timing and amount of acceptance of any product candidate, and the pricing achievable for any product candidate may prove incorrect. Further, our plans for commercialization of any product candidate may not materialize in the time or manner we anticipate. Finally, we may underestimate the demand for a product candidate, which could lead to lack of commercial quantities when needed and result in market backlash against the product candidate. Any of these occurrences could have a material adverse effect on our plans for commercialization of and the generation of any revenue from any product candidate.

We might not successfully differentiate solithromycin from telithromycin (Ketek®), a macrolide found to cause severe side effects.

Ketek is a macrolide antibiotic that the FDA approved in 2004 for the treatment of multi-drug resistant pneumococci and other CABP bacteria. Soon after release, however, Ketek was found to cause reversible visual disturbances, exacerbate myasthenia gravis (a neurological disorder characterized by improper muscle regulation) and cause liver failure. These effects led the FDA to require the drug label for Ketek to include a strengthened warning section regarding specific drug-related adverse events and contributed to Ketek being withdrawn in 2007 for the treatment of all infections other than CABP. Through ongoing research, we have developed multiple ways to differentiate solithromycin from Ketek. Our research suggests these side effects may be caused by the pyridine moiety, which forms a part of the structure of Ketek. We have demonstrated that pyridine inhibits the action of nicotinic acid acetylcholine receptors that could result in the side effects caused by Ketek. Solithromycin and older generation macrolides, including azithromycin and clarithromycin, that have been widely marketed do not have a pyridine component. If our research is proven to be incorrect or if solithromycin demonstrates similar side effects, the FDA might not approve solithromycin, or, if already approved, might withdraw approval, require us to conduct additional clinical trials or require warnings on product labeling, which would significantly harm our ability to generate revenues from solithromycin.

Because of the Ketek experience, the macrolide class is likely to be carefully scrutinized by the FDA. Another ketolide, cethromycin (Restanza) being developed by Advanced Life Sciences, received a complete response letter from the FDA in 2009, and it appears that development of the drug has not continued. The FDA attributed its rejection to the company’s trial design, which enrolled patients with less severe CABP and was conducted prior to the release of the FDA’s updated trial design guidance. Also, the FDA placed a partial clinical hold on one of our Phase 1 clinical trials for oral solithromycin over concern about possible toxicity related to solithromycin, and subsequently converted the partial clinical hold into a full clinical hold in April 2010. At the time, the FDA had concerns that solithromycin, as a fluoroketolide, may have similar toxicity issues as Ketek. While we addressed the FDA’s concerns and were allowed to proceed with the trial, which we successfully completed, we believe that the clinical hold indicates the possible scrutiny that the FDA may apply to our planned NDA for solithromycin due to the Ketek experience.

Even if the FDA approves solithromycin, physicians may not be convinced that solithromycin is a safe and effective treatment for CABP and other infections. If physicians believe solithromycin demonstrates characteristics similar to Ketek, they might not prescribe solithromycin, which would negatively affect our revenues.

The results of either of our ongoing studies of the effectiveness of solithromycin as a treatment for NASH and COPD or any other study or trial involving solithromycin, if negative, could have an adverse effect on FDA and other regulatory approval of solithromycin as a treatment for CABP as well our commercialization efforts for solithromycin and market acceptance of the same.

If the results of our ongoing studies of solithromycin in NASH and COPD or in any other study or trial should be negative, it could have an adverse effect on the planned NDA and potential approval of solithromycin as a treatment for CABP, including a delay in or lack of approval. If after approval were received, negative results in any study or trial of solithromycin could have a negative effect on our commercialization and market acceptance of solithromycin, including downward pressure on pricing.

We are building our own marketing and sales organization for solithromycin for CABP, but have no experience as a company in marketing drug products. If we are unable to successfully establish our own marketing and sales capabilities, or enter into agreements with third parties to market and sell our products after they are approved, we may not be able to generate product revenues.

We are in the process of building our U.S. sales organization for the marketing, sales and distribution of solithromycin as a treatment for CABP. Currently, we expect to need a sales force of between 200 and 300 to be able to address high prescribers but we are in the process of finalizing our analysis and might determine we need more sales representatives to be successful. In addition, we do not plan to hire the sales representatives until after FDA approval of the NDA for solithromycin. The establishment and development of our own sales force will be expensive and time consuming and could delay the planned launch of solithromycin, and we cannot be certain that we will be able to successfully develop this capability. In such event, we may seek one or more licensing partners to handle some or all of the sales and marketing of solithromycin for CABP in the U.S. In order to successfully commercialize any other products, we must develop these capabilities on our own or make arrangements with third parties for the marketing, sales and distribution of our products. There also may be certain markets within the U.S. for solithromycin for which we may seek a co-promotion arrangement. If we are not successful in building our own sales force, we may not be able to enter into arrangements with third parties to sell solithromycin or Taksta on favorable terms or at all. We would not have control over a third-party sales organization and would be dependent on that organization for successfully selling any of our products. Such a third-party organization may not devote the necessary manpower, time, resources or priority to our products, which would negatively impact our results of operations. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize solithromycin, Taksta or any other product candidates that we develop, which would negatively impact our ability to generate product revenues. Further, whether we commercialize products on our own or rely on a third party to do so, our ability to generate revenue will be dependent on the effectiveness of the sales force. In addition, to the extent we rely on third parties to commercialize our approved products, we will likely receive less revenues than if we commercialized these products ourselves.

The commercial success of solithromycin, Taksta and any other product candidates that we develop, if approved in the future, will depend upon attaining significant market acceptance of these products among physicians and payors.

As a company, we have never commercialized a product candidate for any indication. Even if solithromycin, Taksta or any other product candidate that we develop is approved by the appropriate regulatory authorities for marketing and sale, physicians may not prescribe our approved products, which would prevent us from generating revenues or becoming profitable. Efforts to educate the medical community and third party payors on the benefits of our product candidates may require significant resources and may not be successful. If a product candidate is approved but does not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. Market acceptance of solithromycin, Taksta and any other product candidates that we develop by physicians, patients and payors will depend on a number of factors, many of which are beyond our control, including:

•	the clinical indications for which the product is approved;

•	acceptance by physicians and payors of each product as a safe and effective treatment;

•	the cost of treatment in relation to alternative treatments, including numerous generic drug products, such as azithromycin, levofloxacin and vancomycin;

•	the relative convenience and ease of administration of solithromycin in the treatment of CABP and Taksta in the treatment of ABSSSI and/or refractory bone and joint infections;

•	the availability and efficacy of competitive drugs;

•	our ability to recruit and retain a sales force, if necessary;

•	the effectiveness of our or any third-party partner’s sales force and marketing efforts;

•	our ability to forecast demand and maintain sufficient supplies of our drug products;

•	our ability to manufacture or obtain commercial quantities of our drug products;

•	the strength of our sales and marketing and distribution support;

•	our ability to deliver our products on a timely basis;

•	the extent to which bacteria develop resistance to any antibiotic product candidate that we develop, thereby limiting its efficacy in treating or managing infections;

•	our ability to establish and maintain pricing sufficient to realize a meaningful return on our investment;

•	the extent to which the product is approved for inclusion on formularies of hospitals and managed care organizations;

•	whether the product is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

•	the availability of adequate reimbursement by third parties, such as insurance companies and other health care payors, and/or by government health care programs, including Medicare and Medicaid;

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	prevalence and severity of adverse side effects;

•	adverse publicity about a product or favorable publicity about competitive products; and

•	potential product liability claims.

Even if the medical community accepts that solithromycin and Taksta are safe and efficacious for their approved indications, physicians may not immediately be receptive to the use or may be slow to adopt solithromycin as an accepted treatment for CABP and Taksta as an accepted treatment for ABSSSI and/or bone and joint infections. While we believe each of solithromycin and Taksta has significant advantages, we cannot assure you that any labeling approved by the FDA will permit us to promote solithromycin and Taksta as being superior to competing products. If either or both of solithromycin or Taksta are approved but do not achieve an adequate level of acceptance by physicians and payors, we may not generate sufficient or any revenues from these products and we may not become profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of solithromycin and Taksta may require significant resources and may never be successful.

The successful commercialization of our product candidates will depend on the pricing we are able to achieve for our product candidates, both inside and outside the U.S.

Our ability to successfully commercialize our product candidates will be dependent on whether we can obtain adequate pricing for any particular product candidate. Currently, we expect that pricing of solithromycin for CABP would be in the hundreds of dollars, similar to pricing used in previous antibiotics that were widely adopted in the outpatient setting. Pricing may be substantially dependent on our ability to obtain reimbursement from third party payors, both in the U.S. and in foreign countries. Outside the U.S., certain countries, including a number of European Union members, set prices and reimbursement for pharmaceutical products, or medicinal products as they are commonly referred to in the E.U., with limited participation from those marketing the products. We cannot be sure that any prices and reimbursement will be acceptable to us or our strategic commercial partners. If the regulatory authorities in these foreign jurisdictions set prices or reimbursement that are not commercially attractive for us or our strategic commercial partners, our revenues from sales by us or our collaborators, and the potential profitability of our product candidates, in those countries would be negatively affected. Further, through contractual or other arrangements, the price we may be able to obtain in foreign countries may be dependent on the price we can achieve in the U.S.

Our dependence upon third parties for the manufacture and supply of solithromycin, Taksta and any future product candidates may cause delays in, or prevent us from, successfully developing and commercializing our products.

We do not currently have nor do we plan to build the infrastructure or capability internally to manufacture solithromycin or Taksta for use in the conduct of our clinical trials or for commercial supply. We have contracted with companies in India, Japan and North America to provide commercial supplies of solithromycin; we do not have any minimum purchase obligations under these agreements and we may terminate any of any of these agreements on notice. Similarly, in July 2013, we contracted with Hospira Worldwide, Inc., or Hospira (now owned by Pfizer), to provide us with clinical and commercial supplies of the intravenous form of solithromycin. Under the terms of the agreement, if Hospira fails to supply a specified percentage of product to us, we may seek an alternate supplier. We aim to have several sources of oral and IV solithromycin in several locations worldwide and to that end we are working on developing at least one additional manufacturing source in North America for IV solithromycin. However, if any of these entities were unable to provide our needed supply of oral or intravenous solithromycin, we may not be able to negotiate an agreement with another source on acceptable terms or in a timely fashion, if at all.

We employ the services of Ercros S.A., or Ercros, to produce Taksta’s API and intend to utilize a third-party manufacturer to produce the finished dosing formulation of Taksta. We have a long-term exclusive supply arrangement with Ercros to produce the fusidic acid used in Taksta in which Ercros agrees to exclusively supply us with fusidic acid in the U.S., and we agree to obtain our supply of fusidic acid for commercial sale exclusively from Ercros, subject to a right to develop a second source for limited supply quantities. We believe Ercros is one of only two currently known manufacturers that can produce fusidic acid compliant with the purity required for human use. The second manufacturer is not available as a supplier to us. Fusidic acid is difficult to produce at these purity levels because of its complex fermentation process. As such, there are underlying risks associated with its manufacture, which could include cost overruns, new impurities, difficulties in scaling up or reproducing manufacturing processes and lack of timely availability of raw materials. We have yet to identify a viable second source of fusidic acid but continue to research alternatives. If Ercros cannot supply sufficient quantities of fusidic acid to make clinical supplies of Taksta, it would harm our ability to develop Taksta. We may not be able to locate a second manufacturer or, if we do, we may not be able to negotiate an agreement on favorable terms, if at all.

In addition, regulatory requirements could pose barriers to the manufacture of our API and finished product for solithromycin and Taksta. Our third-party manufacturers are required to comply with the FDA’s current good manufacturing practices, or cGMP, regulations. As a result, the facilities used by Ercros and any of our current and future manufacturers to manufacture solithromycin and Taksta must be approved by the FDA after we submit our NDA to the FDA and before approval of solithromycin and Taksta. Similar regulations apply to manufacturers of our products for use or sale in foreign countries. We do not control the manufacturing process of solithromycin or Taksta and are completely dependent on these third-party manufacturing partners for compliance with the applicable regulatory requirements for the manufacture of solithromycin and Taksta API and their finished product. If our manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA and any applicable foreign regulatory authority, they will not be able to secure the applicable approval for their manufacturing facilities. If these facilities are unable to comply with the FDA’s cGMP requirements, or otherwise are not approved for the commercial manufacture of solithromycin or Taksta, we may need to find alternative manufacturing facilities, which would result in significant delays of up to several years in obtaining approval for solithromycin or Taksta. In addition, our manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. Failure by any of our manufacturers to comply with applicable cGMP regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of approvals, operating restrictions, interruptions in supply, and criminal prosecutions, any of which could have a material adverse impact on our business, financial condition, results of operations or prospects.

Finally, we also could experience manufacturing delays if our third-party manufacturers give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreement between us. If Hospira, Ercros, or any alternate supplier of API or finished drug product for solithromycin or Taksta experiences any significant difficulties in its respective manufacturing processes, does not comply with the terms of the agreement between us or does not devote sufficient time, energy and care to providing our manufacturing needs, we could experience significant interruptions in the supply of solithromycin or Taksta, which could impair our ability to supply solithromycin or Taksta at the levels required for our clinical trials and commercialization and prevent or delay their successful development and commercialization. On June 20, 2012, the FDA issued a Warning Letter to Ercros, citing cGMP violations at the Ercros facility that manufactures the API for Taksta. Although some of the alleged violations may be related to products other than fusidic acid, the FDA’s issuance of a Warning Letter signifies Agency concerns with cGMP compliance at the Ercros facility. We believe Ercros is actively working with FDA to resolve these issues. However, if Ercros is unable to satisfactorily address the FDA’s concerns in a timely manner, the FDA may take further enforcement actions that could significantly jeopardize our supply of Taksta API for use in clinical trials or later commercialization. For example, the FDA might issue an import alert, which could preclude us from importing Taksta API manufactured at the Ercros facility. Particularly in light of the unavailability of alternative suppliers for Taksta API, this could significantly impact our ability to develop and commercialize Taksta.

Similarly, one of two facilities in India at which Wockhardt Limited produces API for solithromycin was audited by the Medicines and Healthcare Products Regulatory Agency, or MHRA, the regulatory agency of Great Britain, which took issue with Wockhardt’s practices at the plant and as a result the capsules of solithromycin produced at that plant could not be imported into Europe. We had product on hand and also have reformulated capsules, but the incident caused a several month delay in having drug available for our Phase 3 oral solithromycin trials in Europe, which, however, was planned to be in advance of the onset of flu season in Europe so the delay had minimal impact on the trial timeline. However, similar experiences could occur with more significant impact on our development program for solithromycin.

In addition, our reliance on foreign suppliers poses risks due to possible shipping delays, import restrictions and foreign regulatory regimes. Finally, any manufacturing facility is at risk of natural or man-made disaster, which could significantly reduce our clinical and commercial supplies of drug product.

These same risks apply to procuring comparator API or other comparator supplies needed for clinical trials in which we may compare our product candidates to currently approved drugs.

A failure to maintain optimal inventory levels to meet commercial demand for any product that may be approved, including solithromycin, could harm our reputation and subject us to financial losses.

Because accurate product planning is necessary to ensure that we maintain optimal inventory levels for any product candidate that might be approved, including solithromycin, significant differences between our estimates and judgments and future estimated demand for any approved products and the useful life of inventory may result in significant charges for excess inventory or purchase commitments in the future. If we are required to recognize charges for excess inventories, such charges could have a material adverse effect on our financial condition and results of operations. Our ability to maintain optimal inventory levels also depends on the performance of third-party contract manufacturers. If our manufacturers are unsuccessful in either obtaining raw materials, if we are unable to release inventory on a timely and consistent basis, if we fail to maintain an adequate level of product inventory, if inventory is destroyed or damaged, or if our inventory reaches its expiration date, patients might not have access to our products, our reputation and brands could be harmed, and physicians may be less likely to prescribe our products in the future, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are obligated to provide Toyama with clinical and commercial supply of solithromycin at prices determined by our manufacturing costs, which could negatively impact our results of operations in the event we cannot provide those supplies on our own and have to purchase them outside of our contracted suppliers.

Pursuant to the terms of our supply agreement with Toyama, we are the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in Phase 1 and Phase 2 clinical trials in Japan. Pursuant to the supply agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. The supply agreement will continue until the expiration or termination of the license agreement. In the event we cannot provide Toyama’s supplies under our own contracts with manufactures, we would have to either reduce our own supply of solithromycin or purchase it outside of our contracted manufacturers, which would negatively impact our results of operations. We are working on developing a supply source in Japan to meet our obligations under the supply agreement with Toyama.

If we fail to obtain additional financing, we may not be able to complete the development and commercialization of solithromycin or Taksta.

We need substantial amounts of cash to complete the clinical development and commercialization of solithromycin and Taksta, especially the planned commercial launch of solithromycin for CABP. During the fourth quarter of 2015, we completed the second of two pivotal clinical trials for solithromycin for the treatment of CABP and expect to begin our rolling submission to the FDA of the NDA for solithromycin for the treatment of CABP in the first quarter of 2016. In light of these milestones, during the fourth quarter of 2015 we engaged, and throughout 2016 we now expect to engage, in certain additional clinical and commercial activities, and accelerate others, including building inventory of solithromycin in preparation for commercial launch in the U.S. (which prior to approval will be expensed as research and development expense in accordance with GAAP) and supporting certain investigator-led studies of solithromycin in additional indications. In addition, we expect that in the second half of 2016 we will begin to engage in additional sales and marketing preparation activities focused on solithromycin for the treatment of CABP, including hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force. Based on our current assumptions, including, without limitation, the activities and initiatives described above, our research and development expense in the fourth quarter of 2015 is estimated to have been, and our research and development expense in the first quarter of 2016 is expected to be, meaningfully higher than our research and development expense in the third quarter of 2015, after which we expect it will decline to a level similar to research and development expense in the third quarter of 2015, excluding the potential payment of any milestones tied to FDA approval. We also expect that our selling, general and administrative expenses will increase beginning in the first quarter of 2016 and, based on our current assumptions, will increase significantly in the second half of 2016 following the completion of the NDA submission for solithromycin for CABP.

Based on our current assumptions, we expect that our cash and equivalents, including the proceeds of this offering (but assuming no exercise by the underwriters of their option to purchase additional shares), will enable us to fund our operating expenses and capital expenditure into the fourth quarter of 2017, including the completion of the NDA submission for solithromycin for CABP, the completion of our Phase 3 trial for solithromycin for the treatment of gonorrhea, initial pre-launch commercial readiness activities for solithromycin, and the cost of preparing for commercial launch and launching solithromycin in the U.S. However, we have based our estimates on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Moreover, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. For example, our clinical trials may encounter technical, enrollment or other issues that could cause our development costs to increase more than we expect and we may be required to conduct additional trials requested by the FDA that could increase our costs significantly. We would also need to raise additional funds sooner if we choose to initiate clinical trials more rapidly than we presently anticipate or if we elect to conduct additional trials for alternate indications. In any event, the costs to develop and launch solithromycin and to develop Taksta beyond our completed Phase 2 trial will be significant and we will need to raise additional capital to continue those development activities to obtain regulatory approval of and to commercialize solithromycin and Taksta.

We may raise additional capital from the issuance of equity and/or debt securities, collaborations with third parties, out-licensing of rights to our product candidates and other means, or a combination of any of the above. Securing additional financing, however, will require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from our day-to-day activities, which may adversely affect our management’s ability to conduct our day-to-day operations. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the development or commercialization of solithromycin and/or Taksta;

•	seek collaborators for solithromycin and/or Taksta at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; and

•	relinquish or license, potentially on unfavorable terms, our rights to solithromycin and/or Taksta that we otherwise would seek to develop or commercialize ourselves.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing discovery, development and commercialization efforts, and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

Future legislation, and/or regulations and policies adopted by the FDA or other regulatory health authorities may increase the time and cost required for us to conduct and complete clinical trials for solithromycin, Taksta or other product candidates that we develop.

The FDA has established regulations, guidelines and policies to govern the drug development and approval process, as have foreign regulatory authorities. Any change in regulatory requirements due to the adoption by the FDA and/or foreign regulatory authorities of new legislation, regulations, or policies may require us to amend existing clinical trial protocols or add new clinical trials to comply with these changes. Such amendments to existing protocols and/or clinical trial applications or the need for new ones, may significantly impact the cost, timing and completion of the clinical trials.

In particular, drugs being tested and/or developed for the treatment of CABP, including solithromycin, are subject to proposed guidelines published by the FDA in 2009 (with new guidelines proposed in November 2011 and again in 2014). We have conducted our clinical trials to date according to the standards established by the 2009 and 2011 proposed guidelines. While we expected the FDA to revise the proposed guidelines for CABP, we could not delay development of solithromycin and began the Phase 3 oral trial in December 2012 and the Phase 3 IV-to-oral trial in December 2013, which was before the FDA issued revised proposed guidelines in 2014. While the 2014 proposed guidelines did not impose any new requirements on our Phase 3 trials, the FDA could further revise the guidelines. Any new proposed guidelines may require us to conduct additional clinical trials, re-run previously completed trials to gather data at different endpoints or according to different protocols, or otherwise materially alter our planned clinical development of solithromycin. Any such regulatory change may materially increase our costs, delay the completion of our clinical trials, and otherwise impact our ability to obtain regulatory approval for our product candidate. Furthermore, the FDA’s guidance documents are not binding on the FDA. As a result, the FDA may not accept the results of clinical trials we conduct even if they were to follow the FDA’s most recent guidance.

In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process, particularly in our areas of focus, may significantly delay or prevent regulatory approval, as well as impose more stringent product labeling and post-marketing testing and other requirements.

Bacteria might develop resistance to solithromycin or Taksta, which would decrease the efficacy and commercial viability of that product.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strains of bacteria resistant to current treatments. We are developing solithromycin and Taksta to treat patients infected with drug-resistant bacteria. With respect to solithromycin, which is a next generation macrolide, resistance issues associated with earlier generations of macrolides have led to a decrease in their use for treating serious respiratory tract infections such as CABP. If physicians, rightly or wrongly, associate the resistance issues of earlier generation macrolides with solithromycin, physicians might not prescribe solithromycin for treating a broad range of infections. Similarly, resistance to fusidic acid has developed outside the U.S. Our in vitro studies have shown that the reason for resistance to the oral formulation is that it was not dosed optimally. We believe that overuse of topical formulations of fusidic acid also contributed to development of resistance outside the U.S. If Taksta is improperly dosed, or if our studies incorrectly attributed an increase in resistance to inappropriate dosing, bacteria might develop resistance to Taksta in the U.S. If these bacteria develop resistance to solithromycin or Taksta, the efficacy of these products would decline, which would negatively affect our potential to generate revenues from these products.

Delays in clinical trials are common and have many causes, and any such delays could result in increased costs to us and jeopardize or delay our ability to obtain regulatory approval and commence product sales as currently contemplated.

We may experience delays in clinical trials of our product candidates. Our planned clinical trials might not begin on time, may be interrupted or delayed once commenced, might need to be redesigned, might not enroll a sufficient number of patients or might not be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including the following:

•	delays in obtaining regulatory approval to commence a trial;

•	imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

•	delays in obtaining required institutional review board, or IRB, approval at each site;

•	delays in identifying, recruiting and training suitable clinical investigators;

•	delays in recruiting suitable patients to participate in a trial;

•	delays in having patients complete participation in a trial or return for post-treatment follow-up;

•	clinical sites dropping out of a trial to the detriment of enrollment;

•	time required to add new sites;

•	delays in obtaining sufficient supplies of clinical trial materials, including suitable active pharmaceutical ingredient, or API, whether of our product candidates or comparator drugs; or

•	delays resulting from negative or equivocal findings of the data safety monitoring board, or DSMB, for a trial.

We were subject to such a delay in 2008 when the FDA placed a partial clinical hold on our Phase 2 clinical trial for oral solithromycin over concern about possible toxicity related to solithromycin. The FDA converted the partial clinical hold into a full clinical hold in April 2010. At the time, the FDA had concerns that solithromycin, as a fluoroketolide, may have similar toxicity issues as Ketek. While we addressed the FDA’s concerns and were allowed to proceed with the trial, which we successfully completed, the trial was delayed by approximately 12 months. We could experience one or more such delays with other trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. In addition, the timing of our clinical trials may be dependent on a specific disease seasonality, as, for example, were our trials for solithromycin, which were dependent on the onset, degree and timing of the CABP season, which tends to occur in the winter months in each hemisphere. We could encounter delays in our ongoing and future clinical trials of solithromycin (for indications other than CABP), Taksta or any other product if participating physician investigators encounter unresolved ethical issues associated with enrolling patients in clinical trials of solithromycin (for indications others than CABP), Taksta or any other product in lieu of prescribing approved antibiotics that have established safety and efficacy profiles. Any of these delays in completing our clinical trials could increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues.

We may be required to suspend or discontinue clinical trials due to adverse side effects or other safety risks that could preclude approval of solithromycin or Taksta or any of our future product candidates.

Our clinical trials may be suspended or terminated at any time for a number of reasons. A clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, presentation of unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using the investigational drug, changes in governmental regulations or administrative actions, lack of adequate funding to continue the clinical trial, or negative or equivocal findings of the DSMB or the IRB for a clinical trial. An IRB may also suspend or terminate our clinical trials for failure to protect patient safety or patient rights. We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants. In addition, regulatory agencies may order the temporary or permanent discontinuation of our clinical trials at any time if they believe the clinical trials are not being conducted in accordance with applicable regulatory requirements or present an unacceptable safety risk to participants. If we elect or are forced to suspend or terminate any clinical trial of any product candidates that we are developing, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues, if at all, from any of these product candidates will be delayed or eliminated. Any of these occurrences may harm our business, financial condition, results of operations and prospects significantly.

We have completed a Phase 2 clinical trial of Taksta for the treatment of ABSSSI, and we began a Phase 2 trial of Taksta for the treatment of prosthetic joint infections but there is no guarantee that the results of our planned Phase 3 trial for ABSSSI or any other trial we conduct will be consistent with the results of the Phase 2 trial or any other trials conducted to date or will demonstrate safety and efficacy to the satisfaction of the FDA.

While we have completed a Phase 2 clinical trial comparing Taksta to linezolid for the treatment of ABSSSI the results of our completed Phase 2 trial for the treatment of ABSSSI were not powered to show, and did not show, statistical non-inferiority. Comparisons to results from other reported clinical trials, including our completed Phase 2 clinical trial for the treatment of ABSSSI, can assist in evaluating the potential efficacy of Taksta for the treatment of ABSSSI and refractory bone and joint infections; however, there are many factors that affect the outcome for patients in clinical trials, some of which are not apparent in published reports, and results from different trials often cannot be reliably compared. Therefore, there is no assurance that the results of any other trials we conduct for Taksta in the treatment of ABSSSI or refractory bone and joint infections will demonstrate safety and efficacy comparable to the results of trials conducted to date or will be sufficient to attain FDA approval.

In December 2012, we initiated a Phase 2 clinical trial of Taksta for the treatment of prosthetic joint infections. In October 2013, the FDA granted orphan drug designation to Taksta for the treatment of PJI and we will work to have orphan drug designation granted for Taksta for refractory bone and joint infections. There is no published FDA guidance for clinical trials for PJI or for bone and joint infections. Further, we need to determine the impact of the orphan drug designation for PJI and possible designation for bone and joint infections on our clinical development plan and the Phase 2 clinical trial data to support an NDA. In the Phase 2 PJI trial we noted that although oral fusidic acid plus rifampin had similar efficacy to intravenous vancomycin, rifampin significantly diminished the blood levels of fusidic acid. We concluded the Phase 2 trial prior to completion because we demonstrated that fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics. We believe that the proper dosing of fusidic acid is without rifampin and that the loading dose and maintenance dose that we had tested in the ABSSSI Phase 2 trial was optimal for a Phase 3 refractory bone and joint infection trial. We have met with the FDA to discuss the development plan for Taksta for ABSSSI and bone and joint infections. Based on that meeting, our plan involves testing Taksta for long-term suppressive therapy of refractory bone and joint infections, including PJI. Also based on our discussions with the FDA, in November 2015, we began a Phase 3 trial for the treatment of ABSSSI and intend to begin a refractory bone and joint infection study in early 2016 to determine Taksta’s safety and efficacy. At the completion of the ABSSSI trial and the refractory bone and joint infection study, we will discuss with the FDA to determine if we have adequate data to support approval for both indications or if a second ABSSSI study is needed. However, the FDA is not bound by our discussion and if the FDA believes that the plan is inadequate, it could delay or prevent our ability to receive regulatory approval or commercialize Taksta for the treatment of ABSSSI and refractory bone and joint infections.

Taksta is not well absorbed in animals, which could impair our ability to obtain FDA approval.

As required by FDA regulations, we conducted pre-clinical studies of Taksta to determine its level of absorption in animals. The studies indicated that Taksta is not very well absorbed and has a short half-life in animals, resulting in minimum exposure levels which limited the ability to test Taksta in animal models. Fusidic acid, the API in Taksta, has been used for several decades in humans outside the U.S. and we believe there is sufficient human clinical trial data for Taksta to overcome the lack of absorption in animal studies. Despite this human data, and while all of our pre-clinical tests were benign and indicated no safety or tolerability issues, our limited ability to test Taksta in animal models may adversely affect our ability to obtain FDA approval.

Even if the FDA approves solithromycin for the treatment of CABP and Taksta for the treatment of ABSSSI and bone and joint infections, adverse effects discovered after approval could adversely affect the market for those products.

If we obtain regulatory approval for solithromycin, Taksta or any other product candidate that we develop, and we or others later discover that our products cause adverse effects, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;

•

we may be required to change the way the product is administered, conduct additional clinical studies, implement a risk evaluation and mitigation strategy, or REMS, or restrict the distribution of the product;

•	we could be sued and held liable for harm caused to patients and our liability insurance may not adequately cover those claims; and

•	our reputation may suffer.

Any of these events could prevent us from maintaining market acceptance of the affected product candidate and could substantially increase the costs of, or prevent altogether, the commercialization of our product candidates.

We continue to have negative cash flows from operations since inception and might not be able to generate sufficient cash to service our existing indebtedness to Comerica Bank, the level of which indebtedness could have a material adverse effect on our business, financial condition, results of operations and prospects.

On July 10, 2015, we entered into a loan and security agreement with Comerica Bank, or Comerica, pursuant to which we could and did borrow $20.0 million in a term loan and, if the FDA approves our planned NDA, for solithromycin, we may also borrow, under a revolver, an aggregate amount equal to the lesser of (i) up to 75% of our eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million. If the FDA approves our planned NDA for solithromycin, we may convert the term loan to the revolver, in which event the revolver would have a maximum amount available to us of $25.0 million. Amounts borrowed under the term loan may be repaid and reborrowed at any time without penalty or premium. The term loan is interest-only through April 30, 2016, followed by an amortization period of 36 months of equal monthly payments of principal plus interest, beginning on May 1, 2016 and continuing on the same day of each month thereafter until paid in full. Amounts available to be borrowed under the revolver may also be repaid and reborrowed at any time without penalty or premium prior to December 31, 2017, at which time all advances under the revolver shall be immediately due and payable in full. Our ability to make payments on this indebtedness depends on our ability to generate cash in the future. We expect to experience negative cash flow for the foreseeable future as we fund our operations and capital expenditures. There can be no assurance that we will be in a position to repay this indebtedness when due or obtain extensions of the maturity date. We anticipate that we will need to secure additional funding in order for us to be able to satisfy our obligations when due. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If that additional funding involves the sale of equity securities or convertible securities, it would result in the issuance of additional shares of our capital stock, which would result in dilution to our stockholders.

Moreover, this level of debt could have important consequences to you as an investor in our securities. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to payments owed to our licensors;

•	limit our flexibility in planning for the development, clinical testing, approval and marketing of our products;

•	place us at a competitive disadvantage compared to any of our competitors that are less leveraged than we are;

•	increase our vulnerability to both general and industry-specific adverse economic conditions; and

•	limit our ability to obtain additional funds.

In addition, the loan is secured by substantially all of our personal property assets except our intellectual property and our stock in our subsidiaries. In the event we fail to make timely payments or breach any of our representations or other obligations in the agreement, or upon any circumstance or occurrence that has a material adverse effect on the loan collateral, our business operations, properties, assets, prospects or condition, or our ability to perform our obligations under the loan agreement, Comerica Bank can declare the loan in default. Upon an event of default, the loan principal and accrued interest would become immediately due and payable and Comerica Bank would be entitled to enforce its security interest in our assets.

The addition of further debt to our current debt levels could make it more difficult for us to repay our indebtedness and meet our other obligations and would intensify the leverage-related risks that we now face.

A substantial portion of our future revenues may be dependent upon our strategic partnerships.

Our success will depend in significant part on our ability to attract and maintain strategic partners and strategic relationships to support the development and commercialization of our product candidates. We currently expect that a substantial portion of our future revenues may be dependent upon our strategic partnership with Toyama and our ability to enter into strategic relationships in other territories. Under the license agreement we entered into in May 2013 with Toyama, Toyama has significant development and commercialization responsibilities with respect to solithromycin in Japan. If Toyama or any of our other strategic partners were to terminate their agreements with us, fail to meet their obligations or otherwise decrease their level of efforts, allocation of resources or other commitments under these agreements with us, our future revenues could be negatively impacted and the development and commercialization of product candidates could be negatively impacted and/or interrupted. In addition, if some or any of the development, regulatory and commercial milestones are not achieved or if certain net sales thresholds are not achieved, as set forth in the Toyama agreement or any agreements with other strategic partners, we will not fully realize the expected economic benefits of those agreements. Further, the achievement of certain of the milestones under our partnership agreements will depend on factors that are outside of our control and most are not expected to be achieved for several years, if at all. Any failure to successfully maintain our strategic partnership agreements could materially and adversely affect our ability to generate revenues.

Strategic partners may cease to pursue their own development of our product candidates or cease funding and other activities required by our agreements with those strategic partners for reasons beyond our control.

In May 2013, we entered into a license agreement with Toyama under which Toyama is to initiate certain clinical trials, obtain regulatory approval and launch and commercialize approved licensed products in Japan. If the results of Toyama’s studies are disappointing or inconclusive, if Toyama were to breach its obligations under the license agreement, or if Toyama decides to cease developing solithromycin for any reason, the development of solithromycin in Japan could be materially harmed, and any negative clinical results could materially harm our own development efforts for solithromycin. In addition, the loss of milestone payments from Toyama called for under the license agreement could have a material adverse impact on our capital resources and ability to conduct our operations. These same risks will apply to any other strategic partnership into which we may enter in the future.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed in obtaining, or may ultimately not be able to obtain, regulatory approval for or commercialize solithromycin, Taksta or any other product candidates.

We have relied, and plan to continue to rely, on various CROs to recruit patients, monitor and manage data for our on-going clinical programs for solithromycin and Taksta, as well as for the execution of our pre-clinical and non-clinical studies. We control only certain aspects of our CROs’ activities; nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with the FDA’s current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces these cGCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before deciding whether to approve our product candidates. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with cGCPs. In addition, to evaluate the safety and effectiveness of solithromycin and Taksta to a statistically significant degree our clinical trials will require an adequately large number of test subjects. Any clinical trial that a CRO conducts abroad on our behalf is subject to similar regulation. Accordingly, if our CROs fail to comply with these regulations or recruit a sufficient number of patients, we may have to repeat clinical trials, which would delay the regulatory approval process.

In addition, our CROs are not our employees and we cannot control whether or not they devote sufficient time and resources to our on-going clinical, non-clinical and pre-clinical programs. Our CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize solithromycin, Taksta or any other product candidates that we seek to develop. As a result, our financial results and the commercial prospects for solithromycin, Taksta or any other product candidates that we seek to develop would be harmed, our costs could increase and our ability to generate revenues could be delayed or ended.

We typically engage one or more CROs on a project-by-project basis for each study or trial. While we have developed and plan to maintain our relationships with CROs that we have previously engaged, we also expect to enter into agreements with other CROs to obtain additional resources and expertise in an attempt to accelerate our progress with regard to on-going clinical, non-clinical and pre-clinical programs and, specifically, the compilation of clinical trial data for submission with an NDA for each of solithromycin and Taksta. Switching or entering into new relationships with CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Although we try to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, results of operations or prospects.

The timing of the milestone and royalty payments we are required to make to Optimer Pharmaceuticals, Inc. and The Scripps Research Institute is uncertain and could adversely affect our cash flows and results of operations.

In March 2006, we entered into a Collaborative Research and Development and License Agreement with Optimer Pharmaceuticals, Inc., or Optimer (now owned by Cubist Pharmaceuticals, Inc., which was in turn acquired by Merck), pursuant to which we acquired an exclusive license to certain patent applications and other intellectual property related to a series of compounds, including solithromycin, to develop and commercialize licensed products outside of the Association of South East Asian Nations, or ASEAN, countries (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam). We have an obligation to make additional payments upon achievement of specified development, regulatory and commercialization milestones. The aggregate amount of such milestone payments we may need to pay is based in part on the number of products developed under the agreement. The aggregate amount (including our two milestone payments to date) would be $27.5 million if four products are developed and gain FDA approval. Additional limited milestone payments would be due if we develop more than four products. We will also pay tiered mid-single-digit royalties based on the amount of annual net sales of solithromycin (or related licensed compounds), if and when approved by regulatory authorities. We have already paid a $0.5 million milestone in 2010 and a $1.0 million milestone in 2012 upon completion of our discussions with the FDA for the protocol for our pivotal Phase 3 trial for oral solithromycin. Optimer can elect to receive certain milestone payments in cash or in shares of our common stock having an equivalent fair market value. The timing of our achievement of these events and corresponding milestone payments to Optimer is subject to factors relating to the clinical and regulatory development and commercialization of solithromycin (or related licensed compounds), many of which are beyond our control. We may become obligated to make a milestone payment when we do not have the cash on hand to make such payment, which could require us to delay our clinical trials, curtail our operations, scale back our commercialization and marketing efforts or seek funds to meet these obligations on terms unfavorable to us. If we were unable to make a milestone payment, we would be in material breach of the agreement, in which event Optimer could terminate the agreement, which would result in the loss of our rights to develop and commercialize solithromycin, which would seriously harm our ability to generate revenues or achieve profitability.

We also must pay The Scripps Research Institute various milestone and annual payments, which, while significantly lower than amounts potentially due to Optimer, could become due when we do not have the cash on hand to make such payment, which could require us to delay our clinical trials, curtail our operations, scale back our commercialization and marketing efforts or seek funds to meet these obligations on terms unfavorable to us.

Our loan agreement with Comerica Bank contains covenants that impose restrictions on our operations that may adversely impact the operation of our business.

Our loan agreement with Comerica Bank contains customary restrictive covenants, including restrictions on our ability to incur additional debt, transfer or place a lien or security interest on our assets, merge with or acquire other companies, redeem any shares of our capital stock or pay cash dividends to our stockholders. These restrictions may inhibit our ability to conduct our business and to provide distributions to our stockholders. Future debt securities or other financing arrangements could contain similar or more restrictive negative covenants than the Comerica Bank loan.

If approved, solithromycin and Taksta will face significant competition from branded and generic antibiotics and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. If solithromycin or Taksta is approved, we will have competitors both in the U.S. and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical and generic drug companies. Many of these companies have greater financial and other resources, such as larger research and development staffs and more experienced marketing and manufacturing organizations. As a result, these companies may obtain regulatory approval more rapidly and may be more effective in selling and marketing their products. They also may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make solithromycin, Taksta or any other product candidates that we develop obsolete. As a result, our competitors may succeed in commercializing antibiotics before we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

If approved, both solithromycin and Taksta will face competition from currently commercially available antibiotics, as well as any competing products that may be developed in the future. In July 2012, the United States Congress passed, and President Obama signed, the Food and Drug Administration Safety and Innovation Act, which included the Generating Antibiotic Incentives Now Act, or the GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. These incentives might result in more competition in the market for new antibiotics and might cause pharmaceutical and biotechnology companies with more resources than we have to shift their efforts towards the development of products that could be competitive with our product candidates. Existing approved products that will compete with solithromycin include azithromycin (sold under the brand name Zithromax® by Pfizer Inc. and available as a generic), clarithromycin (sold under the brand name Biaxin® by Abbott Laboratories and available as a generic), moxifloxacin (sold under the brand name Avelox® by Bayer AG), levofloxacin (sold under the brand name Levaquin by Johnson & Johnson and available as a generic), linezolid (sold under the brand name Zyvox by Pfizer Inc.), ceftriaxone (sold under the brand name Rocephin® by F. Hoffman-La Roche Ltd and available as a generic) and ceftaroline (sold under the brand name Teflaro® by Forest Laboratories, Inc.). There are two drugs in development to treat CABP: omadacycline, being developed by Paratek Pharmaceuticals, and lefamulin, being developed by Nabriva Therapeutics. Existing approved products that will compete with Taksta include vancomycin (available as a generic), linezolid (sold under the brand name Zyvox by Pfizer Inc.), daptomycin (sold under the brand name Cubicin by Cubist Pharmaceuticals, Inc., which was acquired by Merck), quinupristin/dalfopristin (sold under the brand name Synercid® by Sanofi-Aventis and Monarch Pharmaceuticals, Inc.), tigecycline (sold under the brand name Tygacil® by Pfizer Inc.), telavancin (sold under the brand name Vibativ® by Theravance, Inc. and Astellas Pharma, Inc.) and ceftaroline (sold under the brand name Teflaro by Forest Laboratories, Inc., now Allergan). Several antibiotics have been approved by the FDA in the last two years. Dalbavancin (Dalvance) and ceftazidime-avibactam (Avycaz) for Allergan, ceftolozane-tazobactam (Zerbaxa) and tedizolid (Sivextro) for Merck, and oritavancin (Orbactiv) for The Medicines Company. None of these approvals are for CABP. Omadacycline (Paratek Pharmaceuticals) and lefamulin (Nabriva Therapeutics) are both expected to be pursued as a possible treatment for ABSSSI and other indications. Generic antibiotics are typically sold at lower prices than branded antibiotics and are generally preferred by managed care providers of health services.

If we are unable to demonstrate the advantages of solithromycin or Taksta over competing drugs and drug candidates, we will not be able to successfully commercialize solithromycin or Taksta and our results of operations will suffer.

Reimbursement may not be available for solithromycin, Taksta or any other product candidates that we develop, which could make it difficult for us to sell our products profitably.

Market acceptance and sales of solithromycin, Taksta or any other product candidates that we develop will depend on reimbursement policies and may be affected by health care reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. We cannot be sure that reimbursement will be available for solithromycin, Taksta or any other product candidates that we develop. Also, we cannot be sure that the amount of reimbursement available, if any, will not reduce the demand for, or the price of, our products. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize solithromycin, Taksta or any other product candidates that we develop.

Specifically, in both the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policies and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, PPACA, became law in the U.S. The goal of PPACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what ultimate impact on federal reimbursement policies this legislation will have in general or on our business specifically, the PPACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of solithromycin or Taksta or any future products. Members of the U.S. Congress and some state legislatures had sought to overturn at least portions of the legislation including those on the mandatory purchase of insurance. However, on June 28, 2012, the United States Supreme Court upheld the constitutionality of these provisions. Members of the U.S. Congress have since proposed a number of legislative initiatives, including possible repeal of the PPACA. We cannot predict the outcome or impact of current proposals or whether new proposals will be made or adopted, when they may be adopted or what impact they may have on us if they are adopted.

The availability of numerous generic antibiotics at lower prices than branded antibiotics, such as solithromycin or Taksta if either were approved for commercial introduction, may also substantially reduce the likelihood of reimbursement for such products. We expect to experience pricing pressures in connection with the sale of solithromycin, Taksta and any other products that we develop, due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. If we fail to successfully secure and maintain reimbursement coverage for our products or are significantly delayed in doing so, we will have difficulty achieving market acceptance of our products and our business will be harmed.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends in large part on our ability to attract and retain highly qualified managerial, scientific, medical and sales and marketing personnel. In order to induce valuable employees to remain with us, we have provided stock options that vest over time. The value to employees of stock options will be significantly affected by movements in our stock price that we cannot control and may at any time be insufficient to counteract more lucrative offers from other companies.

Our scientific and commercial team has expertise in many different aspects of drug discovery and development and in selling and marketing antibiotics in both the inpatient and outpatient markets. We conduct our operations at our facility in Chapel Hill, North Carolina, which is part of the Research Triangle consisting of Raleigh, Durham and Chapel Hill. This region is headquarters to other biopharmaceutical companies and many academic and research institutions and, as a result, at any given time there may be a shortage of experienced scientists and medical and sales and marketing personnel. Competition for skilled personnel in our area and elsewhere in the U.S. is very intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms or at all.

Despite our efforts to retain valuable employees, members of our management, scientific, medical and commercial teams may terminate their employment with us on short notice. While we have an employment agreement with our Chief Executive officer, Prabhavathi Fernandes, we do not have employment agreements with Mark W. Hahn, our Chief Financial Officer, David S. Moore, our Chief Commercial Officer, David W. Oldach, our Chief Medical Officer, or any other employee. As a result, all employees other than Dr. Fernandes are employed on an at-will basis, which means that any of these employees could leave our employment at any time, with or without notice, and may go to work for a competitor. Even though Dr. Fernandes has entered into an employment agreement with us, she could leave at any time, although she would be subject to that agreement’s non-compete provision. The loss of the services of any of our executive officers or other key employees could potentially harm our business, operating results or financial condition. Our success also depends on our ability to continue to attract, retain and motivate highly skilled scientific and medical personnel.

Other biotechnology and pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles and longer histories than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we offer. If we are unable to continue to attract and retain high quality personnel, our ability to discover, develop and commercialize drug candidates will be limited.

Whether our current product candidates are successful or not, our future growth will depend on our ability to identify, develop, acquire or in-license products and if we do not successfully identify develop, acquire or in-license additional product candidates or integrate them into our operations, we may have limited growth opportunities.

An important part of our business strategy is to continue to develop a pipeline of product candidates by developing, acquiring or in-licensing products, businesses or technologies that we believe are a strategic fit with our focus developing antibiotics to treat infectious diseases. However, these business activities may entail numerous operational and financial risks, including:

•	inability to successfully identity new products candidates;

•	difficulty or inability to secure financing to fund development activities for such development, acquisition or in-licensed products or technologies;

•	incurrence of substantial debt or dilutive issuances of securities to pay for development, acquisition or in-licensing of new products;

•	disruption of our business and diversion of our management’s time and attention;

•	higher than expected development, acquisition or in-license and integration costs;

•	exposure to unknown liabilities;

•	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•	inability to retain key employees of any acquired businesses;

•	difficulty in managing multiple product development programs; and

•	inability to successfully develop new product candidates or clinical failure of new product candidates.

We have limited resources to identify and execute the development, acquisition or in-licensing of products, businesses and technologies and integrate them into our current infrastructure. We may compete with larger pharmaceutical companies and other competitors in our efforts to establish new collaborations and in-licensing opportunities. These competitors likely will have access to greater financial resources than us and may have greater expertise in identifying and evaluating new opportunities. Moreover, we may devote resources to potential development, acquisitions or in-licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of November 30, 2015, we had 81 employees. As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, financial and other resources and, based on our current commercialization strategy, we expect to further expand our employee base for sales and marketing resources in preparation for the commercial launch of solithromycin. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of its attention away from their day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize solithromycin, Taksta and our other product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth in our organization.

Even if we obtain FDA approval of solithromycin, or any other product candidate, we may never obtain approval or commercialize our products outside of the U.S., which would limit our ability to realize their full market potential. If foreign approval is obtained, there are risks in conducting business in international markets.

In order to market solithromycin or any other products outside of the U.S., we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and require additional pre-clinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays.

In addition, our failure to obtain regulatory approval in the U.S. or any foreign country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in the U.S. or any foreign country and we do not have experience as a company in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in a foreign country or to obtain and maintain required approvals, our potential market for solithromycin or other products will be reduced and our ability to realize the full market potential of our products will be harmed. We do not intend to commercialize Taksta outside the U.S. because of the widespread use of fusidic acid in Europe and Australia.

If approved for commercialization in a foreign country, we intend to enter into agreements with third parties to market solithromycin whenever it may be approved and wherever we have the right to market it. Consequently, we expect that we will be subject to additional risks related to entering into international business relationships, including:

•	potentially reduced protection for intellectual property rights;

•

the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with laws for employees traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting API and/or finished drug product supply or manufacturing capabilities abroad;

•	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires; and

•	failure to comply with Office of Foreign Asset Control rules and regulations and the Foreign Corrupt Practices Act.

These and other risks may materially adversely affect our ability to attain or sustain revenue from international markets.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We have incurred significant operating losses since inception and anticipate that we will incur continued losses for the foreseeable future.

As of September 30, 2015, we had an accumulated deficit of approximately $297.9 million. We have no product revenues, but do have revenue from contract research and an upfront fee paid in connection with a license agreement. We have funded our operations to date from the private sale of equity and debt, our IPO and public offerings of our common stock. We expect to incur substantial additional losses over the next few years as our commercialization, research, development, pre-clinical testing, and clinical trial activities increase, especially those related to solithromycin and Taksta, and we expect these losses to continue for a period of time after planned launch of solithromycin due to our other development programs and the time needed for market uptake of solithromycin, if any. In addition, we also expect to incur additional costs operating as a public company. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

To raise additional funds to support our business operations, we may issue equity or debt securities. Debt securities could contain restrictive covenants that may adversely impact the operation of our business. The issuance of equity securities or convertible debt securities would result in dilution to our stockholders.

The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. For example, in July 2015, we entered into a loan agreement for $20.0 million with Comerica Bank that contains restrictive covenants, including restrictions on our ability to incur additional debt, transfer or place a lien or security interest on our assets, including our intellectual property, merge with or acquire other companies, redeem any shares of our capital stock or pay cash dividends to our stockholders. Future debt securities or other financing arrangements could contain similar or more restrictive negative covenants than the Comerica Bank loan. In addition, the sale of equity securities or convertible debt securities would result in the issuance of additional shares of our capital stock, which would result in dilution to our stockholders.

Our limited operating history makes it difficult to evaluate our business and prospects.

We began operations in 2006. Our operations to date have been limited to financing and staffing our company, conducting product development activities for solithromycin and Taksta, engaging in commercial launch preparation activities for solithromycin, performing research and development with respect to our proprietary macrolide library. We have not yet demonstrated an ability as a company to obtain regulatory approval for or commercialize a product candidate. Consequently, the ability to predict our future performance may not be as accurate as it could be if we had a history of successfully developing and commercializing pharmaceutical products.

Government funding for any current or future development programs may be withheld, delayed or terminated for reasons beyond our control.

We have an agreement with BARDA pursuant to which we are pursuing the evaluation and development of solithromycin for the treatment of bacterial infections in pediatric populations and infections caused by bioterror threat pathogens, specifically anthrax and tularemia. Funding for any government-sponsored or government-funded program is subject to withholding, delay or termination for reasons beyond our control. Further, funding could be reprioritized due to national or international developments. Epidemics, such as the recent crisis with Ebola, could cause government sponsors, including BARDA, to shift funding away from our program to address what the sponsor views as more pressing needs. BARDA also has the right to terminate its agreement with us at any time if the contracting officer determines that it is in the government’s interest to do so.

If we market any of our product candidates that receive approval in a manner that violates applicable health care laws, including laws prohibiting off-label promotion, disclosure laws or other similar laws, we may be subject to civil or criminal penalties.

Any regulatory approval of drug products is limited to those specific diseases and indications for which a product is deemed to be safe and effective by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments, and such off-label uses by healthcare professionals are common. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If we are not able to obtain FDA approval for any desired future indications for solithromycin, Taksta or any other product candidates that may be approved, our ability to market and sell such products will be limited and our business may be adversely affected.

In addition, in recent years, several states and localities have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state or make periodic public disclosures on sales, marketing, pricing, clinical trials, health care provider payments and other activities. Additionally, the federal government has enacted the Physician Payment Sunshine Act which requires pharmaceutical manufacturers to report annually to the Secretary of Health and Human Services payments or other transfers of value made by that entity to physicians and teaching hospitals. If any of our product candidates are approved, we will be required to report certain information with respect to such payments. We also expect to have to comply with similar reporting obligations in foreign countries. We will need to expend significant efforts to establish, maintain and enhance such reporting systems and processes in order to comply with these regulations. Failure to comply with the reporting requirements would result in significant civil monetary penalties. The Affordable Care Act also includes various provisions designed to strengthen significantly fraud and abuse enforcement, such as increased funding for enforcement efforts and the lowering of the intent requirement of the federal anti-kickback statute and criminal health care fraud statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.

Risks related to our industry

We are subject to extensive and costly government regulation.

Antibiotics, including those we are developing and plan to develop in the future, are subject to extensive and rigorous domestic government regulation including regulation by the FDA, the Centers for Medicare and

Medicaid Services, other divisions of the U.S. Department of Health and Human Services, the U.S. Department of Justice, state and local governments and their respective foreign equivalents. The FDA regulates the research, development, pre-clinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of pharmaceutical products. If any products we develop are tested or marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses. Such foreign regulation may be equally or more demanding than corresponding U.S. regulation. Government regulation substantially increases the cost and risk of researching, developing, manufacturing and selling products. Our failure to comply with these regulations could result in significant fines or the inability of our product candidates to obtain and maintain regulatory approval, which would have a materially adverse effect on our business, financial condition, results of operations and prospects.

Even if we obtain regulatory approval for solithromycin, Taksta or any of our future product candidates, we will still face extensive regulatory requirements and our products may face future development and regulatory difficulties.

Even if regulatory approval in the U.S. is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the labeling ultimately approved for solithromycin and/or Taksta if any, may include restrictions on use. Solithromycin, Taksta or any of our other product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record keeping and reporting of safety and other post-market information. The holder of an approved NDA is subject to obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the NDA. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. Legal requirements have also been enacted to require disclosure of clinical trial results on publicly available databases.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, requiring new warnings or other labeling changes to limit use of the drug, requiring that we conduct additional clinical trials, imposing new monitoring requirements, or requiring that we establish a REMS. Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act. Sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veteran’s Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws. If we or our third party collaborators fail to comply with applicable regulatory requirements, a regulatory agency may:

•	conduct an investigation into our practices and any alleged violation of law;

•	issue warning letters or untitled letters asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall; or

•	refuse to allow us to enter into supply contracts, including government contracts.

The occurrence of any event or penalty described above may force us to expend significant amounts of time and money and may significantly inhibit our ability to bring to market or continue to market our products and generate revenues. Similar regulations apply in foreign jurisdictions.

Product liability lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our products.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates despite obtaining appropriate informed consents from our clinical trial participants, and will face an even greater risk if we commercialize solithromycin or Taksta in the U.S. or other additional jurisdictions or if we engage in the clinical testing of new product candidates or commercialize any additional products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our products or product candidates that we may develop;
•	loss of revenue;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	initiation of investigations by regulators;
•	costs to defend the related litigation;
•	a diversion of management’s time and our resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	exhaustion of any available insurance and our capital resources;
•	the inability to commercialize our products or product candidates; and
•	a decline in our stock price.

Although we maintain general liability insurance of up to $2.0 million in the aggregate and clinical trial liability insurance of $10.0 million in the aggregate for each of solithromycin and Taksta, this insurance may not fully cover potential liabilities. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the development and commercial production and sale of our products, which could adversely affect our business, financial condition, results of operations, and prospects.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials and viruses. In addition, our operations produce hazardous waste products. Federal, state and local laws and regulations in the U.S. govern the use, manufacture, storage, handling and disposal of hazardous materials. We may incur significant additional costs to comply with applicable laws in the future. We also cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted or enforced. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources, and we do not carry liability insurance covering the use of hazardous materials. If we fail to comply with applicable requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve or maintain compliance. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which adversely affect our business, financial condition, results of operations, and prospects.

Risks related to our intellectual property

Our ability to pursue the development and commercialization of solithromycin depends upon the continuation of our licenses from Optimer and The Scripps Research Institute.

Our agreement with Optimer (now owned by Cubist, which was in turn acquired by Merck) provides us with a worldwide exclusive license to develop and sell solithromycin outside of ASEAN countries. We are obligated to use our diligent efforts to develop and commercialize products licensed from Optimer. We have other obligations to Optimer under the license related to progress reporting, payment terms and confidentiality. If we are unable to make the required milestone and royalty payments under the agreement, if we do not continue to use diligent efforts to develop and commercialize solithromycin or if we otherwise materially breach the agreement, our rights to develop and commercialize solithromycin would terminate and revert to Optimer. In addition, either we or Optimer may terminate the agreement upon the uncured material breach of the agreement or upon the other party’s bankruptcy. If our agreement with Optimer is terminated by Optimer, we would lose our rights to develop and commercialize solithromycin, which would adversely affect our business, financial condition, results of operations, and prospects.

Our agreement with The Scripps Research Institute, or TSRI, provides us with a license to make, use, sell, and import products for human or animal therapeutic use that use or incorporate one or more macrolides as an active pharmaceutical ingredient and is covered by certain patent rights owned by TSRI claiming technology related to copper-catalysed ligation of azides and acetylenes, with exclusive rights as to the People’s Republic of China (excluding Hong Kong), South Korea and Australia, and non-exclusive rights in all other countries worldwide, except the member-nations of the Association of Southeast Asian Nations (which are not included in the license with TSRI). We are obligated to use commercially reasonable efforts to develop and obtain regulatory approvals to market and sell one or more licensed products. TSRI may terminate the agreement due to our insolvency, our conviction for a felony relating to the development, manufacture, use, marketing, distribution or sale of a licensed product, or upon an uncured breach of the agreement by us, including failure to make any required payment. If our agreement with TSRI is terminated by TSRI, we could lose our rights to synthesize and/or manufacture solithromycin under the licensed TSRI technology, which could adversely affect our business, financial condition, results of operations, and prospects.

Another party could develop a fusidic acid product and achieve FDA regulatory exclusivity in the U.S. before we do, potentially preventing our ability to commercialize Taksta.

We will rely partly on FDA regulatory exclusivity to protect our proprietary rights for Taksta, our fusidic acid product, in the U.S. Fusidic acid has been approved and sold for several decades in Europe and countries outside the U.S., but it has never been approved in the U.S. We believe this was due to the lack of regulatory exclusivity that was available for the molecule until the passage of Public Law 110-379 on October 8, 2008, which allowed old antibiotics such as fusidic acid to obtain five-year new chemical entity, or NCE, exclusivity upon NDA approval. This exclusivity will be granted to the first fusidic acid product that receives NDA approval. During the exclusivity period, for a minimum of four years the FDA will not accept an application filed by a third party that relies on any data contained in the approved NDA. Although we are not aware of another party currently developing fusidic acid for use in the U.S. for any indication, if another party were to do so and obtain NDA approval before we do, we would not be able to obtain approval for Taksta for any disease until after any period of regulatory exclusivity if our NDA relies on data contained in the previously approved NDA. In that event, we may not be able to commercialize Taksta, which would harm our ability to generate revenue and achieve profitability.

Our competitive position may be harmed if a competitor obtains orphan drug exclusivity for the treatment of prosthetic joint infections or refractory bone and joint infections before we do. Even if we were to obtain orphan drug exclusivity, a competitor could obtain approval of a different drug for the treatment of prosthetic joint infections or refractory bone and joint infections or for the same drug upon a showing that its drug is clinically superior to ours, which would harm our business.

Orphan drug designation is an important element of our competitive strategy for Taksta. The company that obtains the first FDA approval for a drug that is designated as an orphan drug for a rare disease receives a type of marketing exclusivity known as “orphan drug exclusivity.” Orphan drug exclusivity prevents FDA approval of applications by others for the same drug and the designated orphan disease or condition for seven years from the date of NDA approval. If the orphan indication is the first NDA approved for the drug, the drug is also eligible for the five-year Hatch-Waxman exclusivity for NCEs. Orphan and Hatch-Waxman exclusivities run concurrently. The FDA has designated Taksta as an orphan drug for the treatment of PJI. We will work to have orphan drug designation granted for Taksta for refractory bone and joint infections.

The FDA may approve a subsequent application from another entity for the orphan indication of prosthetic joint infections or refractory bone and joint infections if it determines that the application is for a different drug. The FDA may also approve a subsequent application for fusidic acid for an indication other than prosthetic joint infections or refractory bone and joint infections. Orphan exclusivity does not block the same drug from being approved for another indication; however, Hatch-Waxman exclusivity could block submission for a period of at least four years after approval if the subsequent application references data in the earlier NDA.

The FDA may approve a subsequent application from another entity for the same drug for the same designated and approved orphan indication during the orphan exclusivity period if it determines that the subsequent product is clinically superior, or that the holder of the initial orphan drug approval cannot assure the availability of sufficient quantities of the drug to meet the public’s need.

If we do not receive orphan exclusivity for Taksta for the treatment of prosthetic joint infections or refractory bone and joint infections, our business would be negatively affected. In addition, even if we do obtain orphan exclusivity for Taksta, the FDA may permit other companies to market other drugs for the same condition or use. In addition, the FDA may approve another fusidic acid product for prosthetic joint infections or refractory bone and joint infections during our period of orphan drug exclusivity if it can be demonstrated that the drug is clinically superior to our drug, or if we are unable to supply sufficient product to meet the public’s need. This could create a more competitive market for us.

If our efforts to protect the proprietary nature of the intellectual property related to solithromycin, Taksta, and our other product candidates are not adequate, we may not be able to compete effectively in our market.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position as well as our ability to maintain adequate protection of other intellectual property for solithromycin, Taksta and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The patent positions of pharmaceutical companies are highly uncertain. The legal principles applicable to patents are in transition due to changing court precedent and legislative action and we cannot assure you that the historical legal standards surrounding questions of validity will continue to be applied or that current defenses relating to issued patents in these fields will be sufficient in the future. Changes in patent laws in the U.S. such as the America Invents Act of 2011 may affect the scope, strength and enforceability of our patent rights or the nature of proceedings which may be brought by us related to our patent rights. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, solithromycin, Taksta and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

These risks include the possibility that:

•	the patent applications that we licensed or have filed on our own may fail to result in issued patents in the U.S. or in foreign countries;

•	patents issued or licensed to us or our partners may be challenged, discovered to have been issued on the basis of insufficient or incorrect information and/or held to be invalid or unenforceable;

•	the scope of any patent protection may be too narrow to exclude other competitors from developing or designing around these patents;

•	we or our licensors were not the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we or our licensors were not the first to file patent applications for these inventions;

•

we may fail to comply with procedural, documentary, fee payment and other similar provisions during the patent application process, which can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights;

•	future product candidates may not be patentable;

•	others will claim rights or ownership with regard to patents and other proprietary rights which we hold or license;

•	delays in development, testing, clinical trials and regulatory review may reduce the period of time during which we could market our product candidates under patent protection; and

•	we may fail to timely apply for patents on our technologies or products.

While we apply for patents covering both our technologies and potential products, including solithromycin and Taksta, as we deem appropriate, many biopharmaceutical companies and university and research institutions already have filed patent applications or have received patents in our areas of product development. These entities’ applications, patents and other intellectual property rights may conflict with patent applications to which we have rights and could prevent us from obtaining patents or could call into question the validity of any of our patents, if issued, or could otherwise adversely affect our ability to develop, manufacture or commercialize antibiotic candidates. In addition, if third parties file patent applications in the technologies that also claim technology to which we have rights, we may have to participate in interference, derivation or other proceedings with the U.S. Patent and Trademark Office, or USPTO, or applicable foreign patent regulatory authorities, as applicable, to determine our rights in the invention, which may be time-consuming and expensive. Moreover, issued patents may be challenged during post-grant proceedings brought by a third party or the USPTO, or in foreign countries, or in the courts. These proceedings may result in loss of patent claims or adverse changes to the scope of the claims. Patent applications may also be challenged during pre-grant proceedings. If we are unsuccessful in defending any such opposition, only part of such patent would issue or the patent might not issue at all.

If we or our licensors or partners fail to obtain and maintain patent protection for our product candidates, or our proprietary technologies and their uses, companies may be dissuaded from collaborating with us. In such event, our ability to commercialize solithromycin, Taksta and our other product candidates may be threatened, we could lose our competitive advantage and the competition we face could increase, all of which could adversely affect on our business, financial condition, results of operations, and prospects.

If we are sued for infringing intellectual property rights of third parties, litigation will be costly and time consuming and could prevent us or delay us from developing or commercializing our product candidates.

Our commercial success depends, in part, on our not infringing the patents and proprietary rights of other parties and not breaching any collaboration or other agreements we have entered into with regard to our technologies and products. Numerous third-party U.S. and non-U.S. issued patents and pending applications exist in the areas of antibacterial treatment, including compounds, formulations, treatment methods and synthetic processes that may be applied towards the synthesis of antibiotics. Although no legal action has been commenced or threatened against us by a third party for infringing intellectual property rights, we cannot provide assurances that we or our partners will be free to manufacture or market our product candidates as planned, or that we or our licensors’ and partners’ patents will not be opposed or litigated by third parties.

There is a substantial amount of litigation involving intellectual property in the biopharmaceutical industry generally. If a third party asserts that we infringe its patents or other proprietary rights, we could face a number of risks that could adversely affect our business, financial condition, results of operations, and prospects, including:

•

infringement and other intellectual property claims, which would be costly and time consuming to defend, whether or not we are ultimately successful, which in turn could delay the regulatory approval process, consume our capital and divert management’s attention from our business;

•	substantial damages for past infringement, which we may have to pay if a court determines that our products or technologies infringe a competitor’s patent or other proprietary rights;

•

a court prohibiting us from selling or licensing our technologies or future products unless the third party licenses its patents or other proprietary rights to us on commercially reasonable terms, which it is not required to do;

•

if a license is available from a third party, we may have to pay substantial royalties or lump sum payments or grant cross licenses to our patents or other proprietary rights to obtain that license; and

•	redesigning our products so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Although we are not currently party to any legal proceedings relating to our intellectual property, in the future, third parties may file claims asserting that our technologies, processes or products infringe on their intellectual property. We cannot predict whether third parties will assert these claims against us or our partners or against the licensors of technology licensed to us, or whether those claims will harm our business. In addition, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. If we or our partners were to face infringement claims or challenges by third parties relating to our product candidates, an adverse outcome could subject us to significant liabilities to such third parties, and force us or our partners to curtail or cease the development of some or all of our product candidates, which could adversely affect our business, financial condition, results of operations, and prospects.

We may be required to file lawsuits or take other actions to protect or enforce our patents or the patents of our licensors, which could be expensive and time consuming.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally.

In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents, or those of our licensors, do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents, or those of our licensors, at risk of being invalidated, held unenforceable or interpreted narrowly and could put our patent applications, or those of our licensors, at risk of not issuing. Moreover, we may not be able to prevent, alone or with our licensors, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the U.S. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, if securities analysts or investors perceive public announcements of the results of hearings, motions or other interim proceedings or developments to be negative, the price of our common stock could be adversely affected. The occurrence of any of the above could adversely affect our business, financial condition, results of operations, and prospects.

The intellectual property protection for our products is dependent on third parties.

With respect to patents and patent applications relating to solithromycin or other compounds licensed from Optimer (now owned by Cubist, which was in turn acquired by Merck), Optimer retains rights in ASEAN countries. Generally, we do not have the right to prosecute and maintain any applications in those countries, unless Optimer elects not to file, prosecute or maintain any or all of such patent applications. Our potential future licensors also may retain the right to prosecute and maintain the patent rights that they license to us. If Optimer or other licensors fail to appropriately prosecute and maintain patent protection for any of our product candidates in those countries controlled by them, our ability to develop and commercialize those products may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products in those countries.

With respect to inventions that are jointly made by us and one of our licensors, partners or potential partners, we would need to determine, with our licensors, partners or potential partners, who would be responsible for the prosecution of patents relating to any joint inventions should they arise. In addition, we may be required to cede control of prosecution of our patents to partners or potential partners in order to consummate a partnering transaction. If any of our licensors or partners fails to appropriately prosecute and maintain patent protection for any of our product candidates in those countries controlled by them, our ability to develop and commercialize those products may be adversely affected and we may not be able to prevent competitors from making, using and selling competing products in those countries.

If we are unable to protect the confidentiality of certain information, the value of our products and technology could be materially adversely affected.

We also rely on trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. To protect this competitive position, we regularly enter into confidentiality and proprietary information agreements with third parties, including employees, independent contractors, suppliers and collaborators. We cannot, however, ensure that these protective arrangements will be honored by third parties, and we may not have adequate remedies if these arrangements are breached. In addition, enforcement of claims that a third party has illegally obtained and is using trade secrets, know-how and technological advancements is expensive, time consuming and uncertain. Non-U.S. courts are sometimes less willing than U.S. courts to protect this information. Moreover, our trade secrets, know-how and technological advancements may otherwise become known or be independently developed by competitors in a manner providing us with no practical recourse against the competing parties. If any such events were to occur, they could adversely affect our business, financial condition, results of operations, and prospects.

We have not yet registered our trademarks in all of our potential markets, and failure to secure those registrations could adversely affect our business.

We have filed applications with the USPTO for marks for our two current product candidates; however, we cannot guarantee that either application will be allowed, or whether the USPTO will ultimately issue a trademark registration in respect to those applications. In addition, although we are not currently aware of any oppositions to or cancellations of our registered trademarks or pending applications, it is possible that one or more of the applications could be subject to opposition or cancellation after the marks are registered. The registrations will be subject to use and maintenance requirements. We have not yet registered all of our trademarks in all of our potential markets and there are names or symbols other than “Cempra” that may be protectable marks for which we have not sought registration. Failure to secure those registrations could adversely affect our business. We cannot assure you that opposition or cancellation proceedings will not be filed against our trademarks or that our trademarks would survive such proceedings.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Such claims may lead to material costs for us, or an inability to protect or use valuable intellectual property rights, which could adversely affect our business, financial condition, results of operations, and prospects.

Risks related to ownership of our common stock

The trading market for our common stock may not provide our stockholders with adequate liquidity.

Prior to February 3, 2012, there had not been a public market for our common stock. Until recently, our common stock has been thinly traded. We cannot assure you that an active trading market for our common stock will be maintained. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active.

Sales of a substantial number of shares of our common stock in the public market by our stockholders could cause our stock price to decline.

Certain holders of shares of our common stock are entitled to rights with respect to the registration under the Securities Act of 1933, as amended, or the Securities Act, of shares of our common stock or shares of our common stock issuable upon the exercise of warrants held by these individuals or entities. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

The market price of our common stock may be highly volatile, and you could lose all or part of your investment.

Our stock began trading on the Nasdaq Global Market on February 3, 2012. Between that date and January 4, 2016, it has traded between $5.26 and $46.99. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	any delay in enrollment of our ongoing Phase 3 clinical trial for solithromycin for gonorrhea or commencement of our Phase 3 clinical trial for Taksta in ABSSSI;

•	adverse results or delays in clinical trials;

•

any delay in filing our NDAs for solithromycin or Taksta and any adverse development or perceived adverse development with respect to the FDA’s review of the NDAs, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	changes in laws or regulations applicable to our products or product candidates, including but not limited to clinical trial requirements for approvals;

•	unanticipated serious safety concerns related to the use of solithromycin, Taksta or any of our other product candidates;

•	a decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	the inability to obtain adequate product supply for solithromycin, Taksta or any other approved drug product, or the inability to do so at acceptable prices;

•	developments concerning our sources of manufacturing supply and any commercialization partners;

•	adverse regulatory decisions;

•	the introduction of new products or technologies offered by us or our competitors;

•	the effectiveness of our or our potential partners’ commercialization efforts;

•	the inability to effectively manage our growth;

•	actual or anticipated variations in quarterly operating results;

•	the failure to meet or exceed the estimates and projections of the investment community;

•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;

•	the overall performance of the U.S. equity markets and general political and economic conditions;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	additions or departures of key scientific or management personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	sales of our common stock by our stockholders in the future;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	the trading volume of our common stock;

•	effects of natural or man-made catastrophic events or other business interruptions; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the NASDAQ Global Market and the stock of biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

At November 30, 2015, our executive officers, directors and entities affiliated with certain of our directors beneficially owned approximately 26% of our outstanding voting common stock. Therefore, these stockholders have the ability to influence us through their ownership position. These stockholders may be able to determine the outcome of all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

The requirements of being a public company add to our operating costs and might strain our resources and distract our management.

We became a public company on February 2, 2012. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the NASDAQ Global Market have imposed various requirements on public companies. While we have opted to rely on certain exemptions from these requirements provided in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, these exemptions will not be available to us after December 31, 2015, and our management and other personnel will need to devote a substantial amount of time to compliance initiatives. In addition, these rules and regulations may make our activities related to legal, accounting and financial compliance more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

We only recently ceased being an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth will make our common stock less attractive to investors or otherwise negatively impact the price of our stock.

The JOBS Act contains provisions that, among other things, reduce reporting requirements for qualifying companies. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we previously had chosen to rely on these exemptions, and as a result, we were not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act. These exemptions expired after December 31, 2015 because we no longer satisfied the criteria to be an emerging growth company. We cannot be certain if our current scaled disclosure will make our stock less attractive to investors or negatively affect the price of our stock.

If we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

SEC rules that implement Section 404 of the Sarbanes-Oxley Act require us to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. We first became subject to this requirement for our Annual Report on Form 10-K for the year ended December 31, 2013. While we have concluded that our internal control over financial reporting was effective as of December 31, 2014, there can be no assurance that we will be able to so conclude in the future or that we will not identify one or more material weaknesses in our internal controls in connection with future evaluations. Additionally, we have opted to rely on the exemptions provided in the JOBS Act, and will not be required to provide our independent auditor’s assessment of our internal controls over financial reporting until the filing date of our Annual Report on Form 10-K for the year ending, December 31, 2015, when we cease to be an “emerging growth company.” Investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions if (i) in the future we are unable to conclude that our internal control over financial reporting is effective, (ii) we identify material weaknesses in our internal control over financial reporting, which could result in financial statement errors which, in turn, could require us to restate our operating results or (iii) when required, our independent auditors are unwilling or unable to provide us with an attestation report on the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. Any of these events could cause investors to lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to remain listed on the NASDAQ Global Market.

We might not be able to maintain the listing of our common stock on the Nasdaq Global Market.

Our common stock began listing on the Nasdaq Global Market on February 3, 2012, under the symbol “CEMP.” We might not be able to maintain the listing standards of that exchange. If we fail to maintain the listing requirements, our common stock might trade on the Nasdaq Capital Market, or move to the OTC Bulletin Board or in the “pink sheets” maintained by Pink OTC Markets, Inc. The OTC Bulletin Board and the “pink sheets” are generally considered to be markets that are less efficient and less broad than the Nasdaq Capital Market.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. A limited number of securities and industry analysts currently publish research on our company. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which might cause our stock price and trading volume to decline.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We believe that, with the financing transactions that have occurred over the past three years, we may have triggered an “ownership change” limitation. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our capital shares. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. In addition, under our loan and security agreement with Comerica Bank, we are prohibited from declaring or paying any cash dividends. Any future determination related to dividend policy will be made at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if an acquisition would benefit our stockholders, and could also make it more difficult to remove our current management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Risks related to this offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You will experience immediate dilution in the book value per share of the securities you purchase in this offering.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $         per share, and a net tangible book value per share of our common stock of $3.12 as of September 30, 2015, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $         per share in the net tangible book value of the common stock you purchase. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase our securities in this offering.

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $         million (or approximately $         million if the underwriters exercise in full their option to purchase additional shares of common stock), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations. We expect to use the net proceeds from this offering to fund the U.S. launch of solithromycin for CABP, including building inventory of solithromycin, hiring additional commercial management personnel, engaging in pricing research and other market research, and to begin building our specialty antibiotic sales force, and to fund our research and development activities, including continued clinical and regulatory development of solithromycin in gonorrhea and in certain other investigator-led studies as well as Taksta in ABSSSI and refractory bone and joint infections, working capital and general corporate and administrative expenses.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any collaborative or strategic partnering efforts, and the competitive environment for our planned products. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

Market for common stock

Our common stock is traded under the symbol “CEMP” and is quoted on The NASDAQ Capital Market. The following table sets forth the high and low sales prices for shares of our common stock, as reported by NASDAQ for the periods indicated.

	2013
	High	Low
First Quarter	$6.98	$6.12
Second Quarter	$8.74	$5.97
Third Quarter	$11.84	$7.37
Fourth Quarter	$13.78	$10.08

	2014
	High	Low
First Quarter	$15.39	$10.60
Second Quarter	$12.00	$8.10
Third Quarter	$11.60	$8.55
Fourth Quarter	$24.71	$10.86

	2015
	High	Low
First Quarter	$41.63	$21.52
Second Quarter	$39.68	$31.15
Third Quarter	$46.99	$24.00
Fourth Quarter	$34.79	$15.43

On January 4 2016, the closing price for the common stock as reported on The NASDAQ Capital Market was $28.94.

As of December 31, 2015, there were 19 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers. We believe that, when our record holders and stockholders whose shares were held in nominee or street name by brokers are combined, we have an aggregate of approximately 400 stockholders.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

Pursuant to the terms of the Comerica Bank loan, for as long as the Comerica Bank loan is outstanding, we may not pay any cash dividends on our common stock.

Dilution

If you purchase shares of our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of September 30, 2015 was $137.3 million, or $3.12 per share of common stock. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us of $175,000,000 of shares of our common in this offering at the public offering price of $         per share for the common stock, or              shares, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our net tangible book value as of September 30, 2015 would have been approximately $        , or $         per share of common stock. This amount represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to purchasers in this offering.

The following table illustrates the dilution:

Public offering price per share of common stock	$
Net tangible book value per share as of September 30, 2015		$3.12
Increase in net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share after this offering	$
Dilution per share to new investors	$

This table:

•	assumes no exercise of outstanding options to purchase 519,976 shares of common stock issued under our Sixth Amended and Restated 2006 Stock Plan;

•	assumes no exercise of outstanding options to purchase 2,839,605 shares of common stock issued under our 2011 Equity Incentive Plan;

•	assumes no issuance or exercise of 2,255,195 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

•	assumes no exercise of outstanding warrants issued in August 2011 to purchase 94,912 shares of common stock with an exercise price of $6.00 per share.

Based on the table above, if the underwriters exercise in full their option to purchase an additional $26,250,000 of shares of our common stock (             shares), our net tangible book value per share after giving effect to this offering would be $         per share, which amount represents an immediate increase in net tangible book value of $        .

If any additional shares are issued in connection with outstanding options or warrants, there will be additional dilution.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2015 on:

•	an actual basis; and

•

on an as adjusted basis to give effect to the estimated net proceeds from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes thereto, incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and the related notes thereto, incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015.

	At September 30, 2015
	Actual	As adjusted
Cash and cash equivalents	$182,017,081	$

Long-term debt	19,707,117		19,707,117

Stockholders’ equity:
Common stock, $0.001 par value: 80,000,000 shares authorized, actual and pro forma; 43,966,077 shares issued and outstanding, actual and shares issued and outstanding, pro forma	43,967
Additional paid-in capital	435,096,915
Accumulated deficit	(297,865,821)		(297,865,821)

Total stockholders’ equity	137,275,061

Total capitalization	$156,982,178	$

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 43,966,077 shares outstanding as of September 30, 2015 and excludes:

•	519,976 shares of common stock issuable upon the exercise of outstanding options issued under our Sixth Amended and Restated 2006 Stock;

•	2,839,605 shares of common stock issuable upon the exercise of outstanding options issued under our 2011 Equity Incentive Plan;

•	2,255,195 shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan; and

•	94,912 shares of common stock issuable upon the exercise of warrants issued in August 2011, having an exercise price of $6.00 per share.

Underwriting

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities LLC and Jefferies LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of shares
J.P. Morgan Securities LLC
Jefferies LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to              additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             shares of common stock.

Total
	Per share	No exercise	Full exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $300,000. We have agreed to reimburse the underwriters for any expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc., which expenses, if any, will be less than $15,000.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “CEMP.”

We and all directors and officers and certain of our existing stockholders have agreed that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we and they will not, during the period ending 90 days (in the case of our Company and our officers) and 60 days (in the case of our directors and certain existing stockholders) after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•

the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•

transfers by a director, officer or stockholder of shares of common stock or any security convertible into common stock as a bona fide gift, by will or intestate succession, or by sales or other dispositions of shares of common stock, in each case that are made exclusively between and among such stockholder or members of such stockholder’s family, shares transferred to a trust for the benefit of the stockholder’s family or, if the stockholder is a trust, shares transferred to its grantor or beneficiaries pursuant to its terms, shares of common stock transferred to any corporation, partnership, limited liability company, or other entity all of the beneficial ownership interests of which are held by the stockholder, the stockholder’s family or affiliates of the stockholder or distributions of shares of common stock or any security convertible into common stock to limited partners, stockholders or equity holders of such stockholder, provided in each case that (i) each donee, transferee or distributee shall sign and deliver a lock-up agreement to the underwriters and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period, or transactions effected pursuant to a trading plan in existence prior to this offering that was established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended;

•

the transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the common stock involving a change of control of the Company approved by the board of directors of the Company and occurring after the consummation of this offering, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the undersigned shall remain subject to the restrictions contained in this agreement; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

J.P. Morgan Securities LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging. financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the common stock being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel for the underwriters in connection with certain legal matters related to this offering.

Experts

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus supplement and the accompanying prospectus are only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus supplement and the accompanying prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Incorporation of documents by reference

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus supplement. This prospectus supplement omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement. Statements in this prospectus supplement regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, filed with the SEC on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, filed with the SEC on July 29, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed with the SEC on October 22, 2015;

•

our Current Reports on Form 8-K filed with the SEC on January 5 (two filings), January 8, January 13, April 24, May 22, July 7, July 16, August 19, September 18, October 16, October 19, October 28, November 10, November 17, and December 23, 2015, and January 5 (multiple filings, excluding Form 8-K to report Item 7.01 information), 2016;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015;

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 333-177261) filed with the SEC on January 24, 2012, including any amendment or report filed for the purpose of updating such description; and

•

all of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the original registration statement and prior to the effectiveness of the registration statement.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus supplement or the accompanying prospectus.

Any statement contained in this prospectus supplement or the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cempra, Inc., Attention: Shane Barton, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517-8149, (919) 316-6601.

You should rely only on information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Prospectus

Indeterminate Amount of

Common Stock,

Preferred Stock,

Warrants,

Debt Securities and/or

Units

From time to time, we may offer any combination of the securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. We will specify in any accompanying prospectus supplement the terms of any offering. You should read this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest in any securities. This prospectus may not be used by us to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock trades on The NASDAQ Global Market under the trading symbol “CEMP.” On May 6, 2015, the last reported sale price of our common stock was $32.46 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

We currently qualify as an “emerging growth company,” as that term is defined in the Jumpstart our Business Startups Act.

You should carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all information incorporated by reference herein and therein.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 5 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2015.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, of an indeterminate amount. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. Prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein or therein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement.

Unless the context otherwise requires, “Cempra,” the “company,” “we,” “us,” “our” and similar names refer to Cempra, Inc.

Cempra™ is our trade name, the Cempra logo is our trademark and Taksta® is our registered trademark. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

OUR COMPANY

Overview

We are a clinical-stage pharmaceutical company focused on developing differentiated antibiotics for the acute care and community settings to meet critical medical needs in the treatment of bacterial infectious diseases, particularly respiratory tract infections and chronic staphylococcal infections. Our goal is to develop antibiotics with broad therapeutic potential and the right spectrum of activity to target pathogenic bacteria in adults and children. Broad therapeutic potential means addressing several disease indications. The right spectrum of activity means that, in addition to having activity against bacteria that have become resistant to many currently available antibiotics, the drug does not cause collateral damage to important bacteria such as intestinal microflora so that unintended side effects do not occur.

Our lead product, solithromycin (CEM-101), is being developed in oral capsules, intravenous, or IV, and suspension formulations, initially for the treatment of community acquired bacterial pneumonia, or CABP, one of the most serious infections of the respiratory tract. We have completed one Phase 3 clinical trial for the oral treatment of CABP and are enrolling in a second Phase 3 clinical trial for intravenous-to-oral treatment of CABP. Solithromycin is a potent new fourth generation macrolide and the first fluoroketolide in clinical development. As a macrolide, solithromycin has broad use potential against many types of infections and in many patient populations, including pediatrics and pregnancy. Solithromycin’s potency comes from its unique chemical structure, which provides greater ability to fight resistant bacteria. Increasingly, resistance is a major threat to the efficacy of currently available antibiotics. Solithromycin has excellent organ and tissue distribution and intracellular activity, which allows it to reach bacteria at body sites that other antibiotics may not. Solithromycin is active against many key CABP pathogens as well as against pneumococcal strains resistant to other macrolides. Our pre-clinical and clinical studies to date have demonstrated solithromycin’s efficacy and safety. This record makes solithromycin a possible treatment for all age groups, including pediatrics. Finally, solithromycin offers flexibility of dosing, whether IV, oral capsule, or oral suspension which we believe will be attractive to both physicians and patients.

We have undertaken two Phase 3 trials which we believe will support our planned new drug application, or NDA, for solithromycin to treat CABP: one trial with oral solithromycin, which we initiated in December 2012, and another with IV solithromycin progressing to oral solithromycin that we began in December 2013. This development program was structured through the draft guidance published by and dialogue with the U.S. Food and Drug Administration, or FDA. We also have received feedback from several European Union, or EU, member countries regarding our plan to submit a marketing authorization application, or MAA, to the European Medicines Agency, or EMA, within a short period of time after our planned filing of the NDA for solithromycin with the FDA.

In January 2015, we reported the results of the Phase 3 trial for oral solithromycin. The trial met the primary objective of statistical non-inferiority (10% non-inferiority margin) of the early clinical response at 72 (-12/+36) hours after initiation of therapy compared to moxifloxacin. Solithromycin also met the secondary objectives of non-inferiority in clinical success at the short term follow up, or SFU, visit, 5-10 days after the end of therapy, both in the ITT and clinically evaluable populations. The point estimates for the primary endpoint of early clinical response were 78.2% for solithromycin and 77.9% for moxifloxacin. The results were similar in the combined total patient population, however, initial sub-groups analysis by age, indicate that the difference in point estimates became larger with increasing age and favored solithromycin in the ITT early clinical response groups. The results for the secondary efficacy endpoints supported results from the primary endpoint. Serious adverse effects, or SAEs, occurred with equal frequency in both arms (< 7% of patients) and no SAEs were considered study drug related. The most frequently reported adverse events for solithromycin were headache (4.5%, versus 2.5% incidence with moxifloxacin), diarrhea (4.2%, versus 6.5% with moxifloxacin), nausea (3.5%, versus 3.9% with moxifloxacin), emesis (2.4% versus 2.3% with moxifloxacin) and dizziness (2.1% versus 1.6% with moxifloxacin). No other treatment emergent adverse events occurred, in either arm, with 2.0% incidence or greater. C. difficile associated diarrhea was diagnosed in two patients, both of whom received moxifloxacin. Asymptomatic, reversible ALT elevation was observed in both treatment arms. Grade 4 ALT elevation (> 8xULN) occurred in 1.2% of moxifloxacin patients and 0.5% of solithromycin patients. No patient in either arm of the study had treatment emergent concomitant ALT and bilirubin elevation meeting Hy’s Law criteria.

We also are pursuing the development of solithromycin as a treatment for pediatric populations suffering from CABP and other respiratory infections as well as other infections. There is an urgent need for a new antibiotic for use in pediatric infections. The Biomedical Advanced Research and Development Authority of the U.S. Department of Health and Human Services, or BARDA, is funding the development of oral, IV and suspension formulations of solithromycin for pediatric use in bacterial pneumonia. Solithromycin is the first new antibiotic being developed as a suspension for all pediatric age groups in over 20 years.

In addition to CABP, we are pursuing a second indication, uncomplicated bacterial urethritis, primarily Neisseria gonorrheae and Chlamydia trachomatis, for which there is an urgent public health need. In this indication, our Phase 2 trial demonstrated that solithromycin was highly effective in treating uncomplicated gonorrhea, with successful treatment of all 43 evaluable patients. In August 2014, we initiated a Phase 3 clinical trial in patients with uncomplicated gonorrhea and chlamydia.

BARDA also is funding studies to test the efficacy of solithromycin in treating bioterror pathogens such as tularemia and anthrax. Studies were conducted with inhalation exposure in non-human primates in which it was demonstrated that solithromycin was effective in treating both of these infections.

We have global rights (other than the Association of South East Asian Nations, or ASEAN, countries, which are Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar (Burma), the Philippines, Singapore, Thailand and Vietnam) to solithromycin. We have licensed solithromycin to Toyama Chemical Co., Ltd., or Toyama, for development and commercialization in Japan while retaining the rights to the rest of the world. Toyama successfully completed a Phase 1 trial in healthy Japanese volunteers and has begun a Phase 2 trial in other respiratory tract infections. Toyama and we are sharing the results of our respective development activities.

The FDA has designated each of oral and intravenous solithromycin as a Qualified Infectious Disease Product, or QIDP, for the indication of CABP, and also has designated the oral form as a QIDP for the treatment of uncomplicated gonococcal infections. The QIDP designation is expected to enable us to benefit from certain incentives for the development of new antibiotics, including priority review.

Our second product is Taksta, an antibiotic known as fusidic acid, that has been used for decades outside the U.S., including Western Europe, but which has never been approved in the U.S. We are developing Taksta exclusively in the U.S. as a long term oral treatment of refractory bone and joint infections, including prosthetic joint infections, or PJI, caused by staphylococci, including S. aureus and methicillin-resistant Staphylococcus aureus, or MRSA. Currently, there is no optimal oral, chronic antibiotic for treating these infections. We hope to develop Taksta as an oral treatment with the same efficacy of currently available IV drugs but with the safety and convenience of oral long-term administration. Taksta successfully completed a Phase 2 clinical trial in patients with acute bacterial skin and skin structure infections, or ABSSSI, which is frequently caused by MRSA, demonstrating a tolerability profile and efficacy comparable to linezolid (sold under the brand name Zyvox®), the only oral antibiotic currently approved for the treatment of MRSA approved by the FDA. Having shown that Taksta is well tolerated and is active against current strains of MRSA in the U.S., in December 2012, we initiated a Phase 2 trial with Taksta for the treatment of primarily stapylococcal infections of infected prosthetic joint infections, hip and knee joints. The Phase 2 trial demonstrated that fusidic acid in combination with rifampin was generally comparable to intravenous standard of care antibiotics. We noted that rifampin decreased the blood levels of fusidic acid significantly and therefore concluded the trial after determining that fusidic acid should be used alone at the loading dose and maintenance dose regimen that was used successfully in the Phase 2 ABSSSI trial. There is no FDA guidance on the design of bone and joint infection or PJI trials and also no FDA-approved antibiotic for bone and joint infections.

In October 2013, the FDA granted orphan drug designation for fusidic acid for the treatment of PJI, which confers regulatory and economic benefits in the development process. In December 2013, PJI was classified as a very rare disease by the National Institutes of Health, or NIH. With these designations in hand, we submitted a proposal for a Phase 3 trial for Tasksta as a treatment for PJI, which could lead to an NDA. In December 2014, we met with the FDA to review the study design and dosing of the pivotal Phase 3 trial in patients who have failed prior therapy and cannot tolerate another surgery. In other words, they have no good options for treatment. Based on that meeting, our plan involves testing Taksta in a superiority trial for long-term suppressive therapy of refractory bone and joint infections, including PJI. Also based on our discussions with the FDA, we plan to conduct a Phase 3 trial for the treatment of ABSSSI to determine Taksta’s safety and efficacy, which would support the NDA for the treatment of refractory bone and joint infections as well as for ABSSSI.

Corporate Information

We were formed as Cempra Holdings, LLC, a limited liability company under the laws of the State of Delaware, on May 16, 2008. Cempra Holdings, LLC was formed in connection with a reorganization whereby the stockholders of Cempra Pharmaceuticals, Inc., a corporation formed under the laws of the State of Delaware on November 18, 2005, exchanged their shares of Cempra Pharmaceuticals, Inc. stock for shares of Cempra Holdings, LLC, pursuant to a merger of a subsidiary of Cempra Holdings, LLC with and into Cempra Pharmaceuticals, Inc., as a result of which Cempra Pharmaceuticals, Inc. became a wholly owned subsidiary of Cempra Holdings, LLC. On February 2, 2012, Cempra Holdings, LLC converted from a Delaware limited liability company to a Delaware corporation and was renamed Cempra, Inc.

We have two subsidiaries, Cempra Pharmaceuticals, Inc. and CEM-102 Pharmaceuticals, Inc. Other than cash and the stock in these subsidiaries, Cempra, Inc. holds no material assets.

Our primary executive offices are located at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517-8149, and our telephone number is (919) 313-6601. Our website address is http://www.cempra.com. The information contained in, or that can be accessed through, our website is not part of this report.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among others:

•	only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting burdens in this prospectus supplement and accompanying prospectus and in documents incorporated by reference herein and therein. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Based on the price of our common stock on May 6, 2015, we anticipate having more than $700 million in market value of our common stock held by non-affiliates as of June 30, 2015, which is the measurement date. In such event, we would no longer qualify as an emerging growth company for filings made in fiscal 2016, beginning with our Annual Report on Form 10-K.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus, you should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time by our future filings under the Exchange Act, when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “may,” “might,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s current judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to:

•	the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners;

•	our need to obtain additional funding and our ability to obtain future funding on our acceptable terms;

•	our and our strategic commercial partner’s ability to obtain FDA and foreign regulatory approval of our product candidates; our dependence on the success of solithromycin and Taksta;

•	our anticipated capital expenditures and our estimates regarding our capital requirements;

•	the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties;

•	the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta;

•	our ability to produce and sell any approved products and the price we are able realize for those products;

•	our ability to retain and hire necessary employees and to staff our operations appropriately;

•	our ability to compete in our industry;

•	innovation by our competitors; and

•	our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business.

Please also see the discussion of risks and uncertainties under “Risk Factors” incorporated by reference into this prospectus and contained in any supplements to this prospectus.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or any prospectus supplement or in any document incorporated herein or therein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement or the date of the document incorporated by reference in this prospectus or any prospectus supplement. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities by us under this prospectus for general corporate purposes, including clinical trials, research and development expenses, and general and administrative expenses. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of any securities by us. Pending the application of the net proceeds, we intend to invest the net proceeds generally in short-term, investment grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The NASDAQ Global Market may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON STOCK

Pursuant to our certificate of incorporation, we are authorized to issue 80,000,000 shares of common stock, $0.001 par value per share. As of March 31, 2015, we had 43,587,346 shares of common stock outstanding and approximately 20 stockholders of record, which excludes stockholders whose shares were held in nominee or street name by brokers.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

General

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders, and there are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

The holders of common stock are entitled to receive ratable dividends, if any, payable in cash, in stock or otherwise if, as and when declared from time to time by our board of directors out of funds legally available for the payment of dividends, subject to any preferential rights that may be applicable to any outstanding preferred stock. In the event of a liquidation, dissolution, or winding up of our company, after payment in full of all outstanding debts and other liabilities, the holders of common stock are entitled to share ratably in all remaining assets, subject to prior distribution rights of preferred stock, if any, then outstanding. No shares of common stock have preemptive rights or other subscription rights to purchase additional shares of common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock included in this registration statement will be fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock will be subject to, and might be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. All shares of common stock that are acquired by us shall be available for reissuance by us at any time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

NASDAQ Global Market

Our common stock is listed for quotation on The NASDAQ Global Market under the symbol “CEMP.” On May 6, 2015, the last reported sale price of our common stock was $32.46 per share.

DESCRIPTION OF PREFERRED STOCK

Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by our stockholders. As of the date of this prospectus, no shares of preferred stock were outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include any or all of the following, as required:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue shares of preferred stock under this prospectus, the shares will be fully paid and non-assessable.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions, the form of which we filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated therein by reference. We will file any definitive indenture as an exhibit to reports that we file with the SEC and incorporate by reference in this prospectus and the applicable prospectus supplement. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of our common stock or our preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured by some or all of our assets, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•	the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	any provisions for payment of additional amounts for taxes;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the indenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the indenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

We summarize below the material terms of the form of indenture or indicate which material terms will be described in the applicable prospectus supplement. The indenture:

•	does not limit the amount of debt securities that we may issue;

•	allows us to issue debt securities in one or more series;

•	does not require us to issue all of the debt securities of a series at the same time;

•	allows us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provides that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to reports that we file with the SEC and incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We might issue units composed of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into the unit agreements with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S

CERTIFICATE OF INCORPORATION AND BYLAWS

Certain provisions of Delaware law and our certificate of incorporation and bylaws discussed below may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt. These provisions are expected to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

•	provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons duly designated by the board of directors to call such meetings.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The NASDAQ Global Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on April 30, 2015;

•	our Current Reports on Form 8-K filed with the SEC on January 5 (two filings), January 8, January 13, February 25 and April 24, 2015;

•	our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2015; and

•	all of the filings pursuant to the Securities Exchange Act of 1934, as amended, after the date of the filing of the registration statement and prior to the effectiveness of the registration statement.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Cempra, Inc., Attention: Shane Barton, 6320 Quadrangle Drive, Suite 360, Chapel Hill, North Carolina 27517, (919) 316-6601.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.